EXHIBIT 99.1

Explanatory Note

T-Mobile US, Inc. (the “Company”) is filing this Exhibit 99.1 to our Current Report on Form 8-K to retrospectively reclassify certain previously reported financial information in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 to reflect a change in accounting principle.

During the first quarter of 2017, the Company began presenting the amortization of imputed discount on Equipment Installment Plan receivables, previously presented within Interest income in our Consolidated Statements of Comprehensive Income, within Other revenues within the Condensed Consolidated Statements of Comprehensive Income. This change in accounting principle has been reflected in the Company’s Quarterly Report on 10-Q for the quarterly periods ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2017, July 20, 2017 and October 23, 2017, respectively. This Exhibit 99.1 to our Current Report on Form 8-K updates certain information in the Items listed below in the Company’s Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 14, 2017.

Except as specifically provided in this Exhibit 99.1 to our Current Report on Form 8-K, the Company has not made any updates for any developments or events occurring after February 14, 2017, the date on which the Company’s 2016 Annual Report was filed with the SEC.

This Exhibit 99.1 to this Current Report includes updates only to the extent necessary to reflect the retrospective reclassifications made to information in the following Items of the Company’s Form 10-K for the fiscal year ended December 31, 2016:

•	Updated Item 6. Selected Financial Data

•	Updated Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Updated Item 8. Financial Statements and Supplementary Data

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including information concerning our future results of operations, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Forward-looking statements are based on information available to us on the date of the filing of our Form 10-K for the fiscal year ended December 31, 2016, as filed on February 14, 2017, updated only to the extent necessary to reflect the retrospective reclassifications described in the

Explanatory Note to this Current Report on Form 8-K, and are based on expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. The following important factors, along with the Risk Factors included in Part I, Item 1A of our Form 10-K for the fiscal year ended December 31, 2016, could affect future results and cause those results to differ materially from those expressed in the forward- looking statements:

•	adverse economic or political conditions in the U.S. and international markets;

•	competition in the wireless services market, including new competitors entering the industry as technologies converge;

•	the effects any future merger or acquisition involving us, as well as the effects of mergers or acquisitions in the technology, media and telecommunications industry;

•	challenges in implementing our business strategies or funding our wireless operations, including payment for additional spectrum or network upgrades;

•	the possibility that we may be unable to renew our spectrum licenses on attractive terms or acquire new spectrum licenses at reasonable costs and terms;

•	difficulties in managing growth in wireless data services, including network quality;

•	material changes in available technology;

•	the timing, scope and financial impact of our deployment of advanced network and business technologies;

•	the impact on our networks and business from major technology equipment failures;

•	breaches of our and/or our third party vendors’ networks, information technology (“IT”) and data security;

•	natural disasters, terrorist attacks or similar incidents;

•	existing or future litigation;

•	any changes in the regulatory environments in which we operate, including any increase in restrictions on the ability to operate our networks;

•	any disruption or failure of our third parties’ or key suppliers’ provisioning of products or services;

•	material adverse changes in labor matters, including labor campaigns, negotiations or additional organizing activity, and any resulting financial, operational and/or reputational impact;

•	the ability to make payments on our debt or to repay our existing indebtedness when due;

•	adverse change in the ratings of our debt securities or adverse conditions in the credit markets;

•	changes in accounting assumptions that regulatory agencies, including the SEC, may require, which could result in an impact on earnings; and,

•	changes in tax laws, regulations and existing standards and the resolution of disputes with any taxing jurisdictions.

Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. In this Exhibit 99.1, unless the context indicates otherwise, references to “T-Mobile,” “T-Mobile US,” “our Company,” “the Company,” “we,” “our,” and “us” refer to T-Mobile US, Inc., a Delaware corporation, and its wholly-owned subsidiaries.

PART II.

Item 6. Selected Financial Data

The following selected financial data are derived from our consolidated financial statements. In connection with the business combination with MetroPCS, the selected financial data prior to May 1, 2013 represents T-Mobile USA, Inc.’s historical financial data. The data below should be read together with Risk Factors included in Part I, Item 1A of our Form 10-K for the fiscal year ended December 31, 2016, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Item 7 and Financial Statements and Supplementary Data included in Item 8 of this Exhibit 99.1.

Selected Financial Data

(in millions, except per share and customer amounts)	As of and for the Year Ended December 31,
	2016	2015	2014	2013	2012
Statement of Operations Data
Total service revenues	$27,844	$24,821	$22,375	$19,068	$17,213
Total revenues (1)	37,490	32,467	29,920	24,605	19,791
Operating income (1)	4,050	2,479	1,772	1,181	(6,325)
Total other expense, net (1)	(1,723)	(1,501)	(1,359)	(1,130)	(661)
Income tax (expense) benefit	(867)	(245)	(166)	16	350
Net income (loss)	1,460	733	247	35	(7,336)
Net income (loss) attributable to common stockholders	1,405	678	247	35	(7,336)
Earnings (loss) per share:
Basic	1.71	0.83	0.31	0.05	(13.70)
Diluted	1.69	0.82	0.30	0.05	(13.70)
Balance Sheet Data
Cash and cash equivalents	$5,500	$4,582	$5,315	$5,891	$394
Property and equipment, net	20,943	20,000	16,245	15,349	12,807
Spectrum licenses	27,014	23,955	21,955	18,122	14,550
Total assets	65,891	62,413	56,639	49,946	33,622
Total debt, excluding tower obligations	27,786	26,243	21,946	20,182	14,945
Stockholders’ equity	18,236	16,557	15,663	14,245	6,115
Other Financial and Operational Data
Net cash provided by operating activities	$6,135	$5,414	$4,146	$3,545	$3,862
Purchases of property and equipment	(4,702)	(4,724)	(4,317)	(4,025)	(2,901)
Purchases of spectrum licenses and other intangible assets, including deposits	(3,968)	(1,935)	(2,900)	(381)	(387)
Net cash provided by financing activities	463	3,413	2,524	4,044	57
Total customers (in thousands)	71,455	63,282	55,018	46,684	33,389

(1)	Effective January 1, 2017, we changed an accounting principle. The imputed discount on Equipment Installment Plan (“EIP”) receivables, which is amortized over the financed installment term using the effective interest method, and was previously presented within Interest income in our Consolidated Statements of Comprehensive Income, is now presented within Other revenues in our Consolidated Statements of Comprehensive Income. We have applied this change retrospectively and presented the effect of $248 million, $414 million, $356 million, $185 million and $72 million on the years ended December 31, 2016, 2015, 2014, 2013 and 2012, respectively in the table above. See Note 1 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Item 8 of this Form 8-K for additional details.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The objectives of our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) are to provide users of our consolidated financial statements with the following:

•	A narrative explanation from the perspective of management of our financial condition, results of operations, cash flows, liquidity and certain other factors that may affect future results;

•	Context to the financial statements; and

•	Information that allows assessment of the likelihood that past performance is indicative of future performance.

Our MD&A is provided as a supplement to, and should be read together with, our audited consolidated financial statements for the three years ended December 31, 2016 included in Item 8 of this Exhibit 99.1. Except as expressly stated, the financial condition and results of operations discussed throughout our MD&A are those of T-Mobile US, Inc. and its consolidated subsidiaries.

Change in Accounting Principle

Effective January 1, 2017, the imputed discount on EIP receivables, which is amortized over the financed installment term using the effective interest method and was previously recognized within Interest income in our Consolidated Statements of Comprehensive Income, is recognized within Other revenues in our Consolidated Statements of Comprehensive Income. We believe this presentation is preferable because it provides a better representation of amounts earned from the Company’s major ongoing operations and aligns with industry practice thereby enhancing comparability. We have applied this change retrospectively and the effect of this change for the years ended December 31, 2016, 2015 and 2014, was a reclassification of $248 million, $414 million and $356 million, respectively, from Interest income to Other revenues. The amortization of imputed discount on our EIP receivables for the year ended December 31, 2016 was $248 million. For additional information, see Note 1 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements.

Business Overview

We introduced our Un-carrier strategy in 2013 with the objective of eliminating customer pain points from the unnecessary complexity of the wireless communication industry. Since that time, we have continued our efforts with the launch of additional initiatives of our Un-carrier strategy. During 2016, we launched the following Un-carrier initiatives:

•	In June 2016, we introduced #GetThanked, a history-making move dedicated exclusively to saying “thank you” to our customers. This program, offered to our customers as part of their T-Mobile service: (i) offers eligible new (through December 31, 2016) or existing (as of June 6, 2016) customers ownership in the Company with a free share of T- Mobile stock or an additional share of T-Mobile stock for every new active account each customer refers through December 31, 2016, subject to a maximum of 100 shares in a calendar year, (ii) enables eligible customers who download the T-Mobile Tuesday app to be informed about and to redeem products and services offered by participating business partners each Tuesday and (iii) offers eligible customers a full hour of free in-flight Wi-Fi on their smartphone on all Gogo-equipped domestic flights.

•	In September 2016, we introduced our T-Mobile ONE plan, a move that gives our customers unlimited calls, unlimited text and unlimited high-speed 4G Long Term Evolution (LTE) data. On T-Mobile ONE, video typically streams at DVD (480p) quality and tethering is at maximum 3G speeds. Customers can choose to add on additional features to T-Mobile ONE for an additional cost. On T-Mobile ONE Plus customers also receive unlimited High Definition Video Day Passes, Voicemail to Text, NameID, unlimited Gogo in-flight internet passes on capable domestic flights and up to two times faster speeds when traveling abroad in 140+ countries and destinations. On T-Mobile ONE Plus International, customers receive the benefits of T-Mobile ONE Plus as well as free and reduced calling from the U.S. to foreign countries and unlimited high-speed 4G LTE mobile hotspot data.

•	In January 2017, we introduced, Un-carrier Next, where monthly wireless service fees and all taxes are included in the advertised monthly recurring charge for T-Mobile ONE. We also unveiled Kickback on T-Mobile ONE, where participating customers who use 2 GB or less of data in a month, will get up to a $10 credit on their next month’s bill per qualifying line. In addition, we introduced the Un-contract for T-Mobile ONE with the first-ever price guarantee on an unlimited 4G LTE plan which allows T-Mobile ONE customers to keep their price for service until they decide to change it.

Our ability to acquire and retain branded customers is important to our business in the generation of revenues and we believe our Un-carrier strategy, along with ongoing network improvements, has been successful in attracting and retaining customers as evidenced by continued branded customer growth and improved branded postpaid phone and branded prepaid customer churn.

	Year Ended December 31,			2016 Versus 2015		2015 Versus 2014
(in thousands)	2016	2015	2014	# Change	% Change	# Change	% Change
Net customer additions
Branded postpaid customers	4,097	4,510	4,886	(413)	(9)%	(376)	(8)%
Branded prepaid customers	2,508	1,315	1,244	1,193	91%	71	6%

Total branded customers	6,605	5,825	6,130	780	13%	(305)	(5)%

	Year Ended December 31,			Bps Change 2016 Versus 2015	Bps Change 2015 Versus 2014
	2016	2015	2014
Branded postpaid phone churn	1.30%	1.39%	1.58%	-9 bps	-19 bps
Branded prepaid churn	3.88%	4.45%	4.76%	-57 bps	-31 bps

On September 1, 2016, we sold our marketing and distribution rights to certain existing T-Mobile co-branded customers to a current MVNO partner for nominal consideration (the “MVNO Transaction”). Upon the sale, the MVNO Transaction resulted in a transfer of 1,365,000 branded postpaid phone customers and 326,000 branded prepaid customers to wholesale customers. Prospectively from September 1, 2016, revenue for these customers is recorded within wholesale revenues in our Consolidated Statements of Comprehensive Income. Additionally, the impact of the MVNO Transaction resulted in improvements to branded postpaid phone churn for year ended December 31, 2016.

During the year ended December 31, 2016, a handset OEM announced recalls on certain of its smartphone devices. As a result, we recorded no revenue associated with the device sales to customers and impaired the devices to their net realizable value. The OEM has agreed to reimburse T-Mobile for direct and indirect costs associated with the recall, as such, we have recorded an amount due from the OEM as an offset to the loss recorded in Cost of equipment sales and the costs incurred within Selling, general and administrative in our Consolidated Statements of Comprehensive Income and a reduction to Accounts payable and accrued liabilities in our Consolidated Balance Sheets.

Results of Operations

2016 Highlights

•	Total revenues increased $5.0 billion, or 15%, to $37.5 billion in 2016 primarily driven by growth in service and equipment revenues as further discussed below. The MVNO Transaction shifted Branded postpaid revenues to Wholesale revenues, but did not materially impact total revenues.

•	Service revenues increased $3.0 billion, or 12%, to $27.8 billion in 2016 primarily due to growth in our average branded customer base as a result of strong customer response to our Un-carrier initiatives and the success of our MetroPCS brand and continued growth in new markets.

•	Equipment revenues increased $2.0 billion, or 30%, to $8.7 billion in 2016 primarily as a result of higher lease revenues, which are recognized over the lease term, resulting from the launch of our JUMP! On Demand program at the end of the second quarter of 2015, an increase in the number of devices sold and a higher average revenue per device sold.

•	Operating income increased $1.6 billion, or 63%, to $4.1 billion in 2016 primarily due to higher total revenues as well as increased gains on disposals of spectrum licenses, partially offset by higher depreciation and amortization from an increase in the number of devices leased under our JUMP! On Demand Program, higher costs of equipment sales primarily from an increase in the number of devices sold and a higher average cost per device and higher Selling, general and administrative expenses to support customer growth and retention.

•	Net income increased $727 million, or 99%, to $1.5 billion in 2016 primarily due to higher operating income driven by the factors described above, partially offset by higher interest expense related to higher average debt and higher income tax expense. Additionally, 2016 included $509 million of net, after-tax gains on disposal of spectrum licenses compared to $100 million in 2015.

•	Adjusted EBITDA increased $2.8 billion, or 36%, to $10.6 billion in 2016 primarily from higher service revenues and gains on disposal of spectrum licenses, partially offset by increases in selling, general and administrative expenses to support customer growth. Lower losses on equipment in 2016 primarily due to an increase in lease revenues resulting from the launch of our JUMP! On Demand program at the end of the second quarter of 2015. Revenues associated with leased devices are recognized over the lease term.

•	Net cash provided by operating activities increased $721 million, or 13%, to $6.1 billion in 2016. The increase was primarily due to an increase in net non-cash income and expenses included in Net income primarily due to changes in Depreciation and Amortization, Deferred income tax expense and Gains on disposal of spectrum licenses expense, as well as an increase in Net income. The increase was partially offset by an increase in net cash outflows from changes in working capital.

•	Free Cash Flow increased $743 million, or 108%, to $1.4 billion in 2016. The increase was primarily from higher net cash provided by operating activities as discussed above. Cash purchases of property and equipment includes capitalized interest of $142 million and $246 million in 2016 and 2015, respectively.

Set forth below is a summary of our consolidated results:

	Year Ended December 31,			2016 Versus 2015		2015 Versus 2014
	2016	2015	2014	$ Change	% Change	$ Change	% Change
(in millions)	(As Adjusted - See Note 1)
Revenues
Branded postpaid revenues	$18,138	$16,383	$14,392	$1,755	11%	$1,991	14%
Branded prepaid revenues	8,553	7,553	6,986	1,000	13%	567	8%
Wholesale revenues	903	692	731	211	30%	(39)	(5)%
Roaming and other service revenues	250	193	266	57	30%	(73)	(27)%

Total service revenues	27,844	24,821	22,375	3,023	12%	2,446	11%
Equipment revenues	8,727	6,718	6,789	2,009	30%	(71)	(1)%
Other revenues	919	928	756	(9)	(1)%	172	23%

Total revenues	37,490	32,467	29,920	5,023	15%	2,547	9%

Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	5,731	5,554	5,788	177	3%	(234)	(4)%
Cost of equipment sales	10,819	9,344	9,621	1,475	16%	(277)	(3)%
Selling, general and administrative	11,378	10,189	8,863	1,189	12%	1,326	15%
Depreciation and amortization	6,243	4,688	4,412	1,555	33%	276	6%
Cost of MetroPCS business combination	104	376	299	(272)	(72)%	77	26%
Gains on disposal of spectrum licenses	(835)	(163)	(840)	(672)	NM	677	(81)%
Other, net	—	—	5	—	NM	(5)	NM

Total operating expenses	33,440	29,988	28,148	3,452	12%	1,840	7%

Operating income	4,050	2,479	1,772	1,571	63%	707	40%

Other income (expense)
Interest expense	(1,418)	(1,085)	(1,073)	(333)	31%	(12)	1%
Interest expense to affiliates	(312)	(411)	(278)	99	(24)%	(133)	48%
Interest income	13	6	3	7	117%	3	100%
Other expense, net	(6)	(11)	(11)	5	(45)%	—	—%

Total other expense, net	(1,723)	(1,501)	(1,359)	(222)	15%	(142)	10%

Income before income taxes	2,327	978	413	1,349	138%	565	137%
Income tax expense	(867)	(245)	(166)	(622)	254%	(79)	48%

Net income	$1,460	$733	$247	$727	99%	$486	197%

Net cash provided by operating activities	$6,135	$5,414	$4,146	$721	13%	$1,268	31%
Net cash used in investing activities	(5,680)	(9,560)	(7,246)	3,880	(41)%	(2,314)	32%
Net cash provided by financing activities	463	3,413	2,524	(2,950)	(86)%	889	35%
Non-GAAP Financial Measures
Adjusted EBITDA	$10,639	$7,807	$5,992	$2,832	36%	$1,815	30%
Free Cash Flow	1,433	690	(171)	743	108%	861	(504)%
NM - Not Meaningful

Comparing 2016 Results with 2015 Results

Total revenues increased $5.0 billion or 15% primarily due to:

Branded postpaid revenues increased $1.8 billion or 11% primarily from:

•	A 13% increase in the number of average branded postpaid phone and mobile broadband customers, driven by strong customer response to our Un-carrier initiatives and promotions for services and devices;

•	Higher device insurance program revenues primarily from customer growth; and

•	Higher regulatory program revenues; partially offset by

•	An increase in the non-cash net revenue deferral for Data Stash; and

•	The impact of reduced Branded postpaid revenues resulting from the MVNO Transaction.

Branded prepaid revenues increased $1.0 billion or 13% primarily from:

•	A 13% increase in the number of average branded prepaid customers driven by the success of our MetroPCS brand; and

•	Continued growth in new markets.

Wholesale revenues increased $211 million or 30% primarily from:

•	The impact of the increased Wholesale revenues resulting from the MVNO Transaction;

•	Growth in customers of certain MVNO partners; and

•	An increase in data usage per customer.

Roaming and other service revenues increased $57 million or 30% primarily due to higher international roaming revenues driven by an increase in inbound roaming volumes.

Equipment revenues increased $2.0 billion or 30% primarily from:

•	An increase of $1.2 billion in lease revenues resulting from the launch of our JUMP! On Demand program at the end of the second quarter of 2015. Revenues associated with leased devices are recognized over the lease term.

•	An increase of $570 million in device sales revenues, primarily due to a 9% increase in the number of devices sold. Device sales revenue is recognized at the time of sale.

Gross EIP device financing to our customers increased by $923 million to $6.1 billion primarily due to an increase in devices financed due to our focus on EIP sales in 2016, compared to focus on devices financed on JUMP! On Demand after the launch of the program at the end of the second quarter of 2015.

Other revenues decreased $9 million or 1% primarily from:

•	An increase in sales of certain EIP receivables pursuant to our EIP receivables sales arrangement resulting from an increase in the maximum funding commitment in June 2016. Interest associated with EIP receivables is imputed at the time of a device sale and then recognized over the financed installment term. See Note 2 - Equipment Installment Plan Receivables of the Notes to the Consolidated Financial Statements; and

•	Focus on devices financed on JUMP! On Demand in the third and fourth quarters of 2015 following the launch of the program of at the end of the second quarter 2015; partially offset by

•	Higher revenue from revenue share agreements with third parties; and

•	An increase in co-location rental income from leasing space on wireless communication towers to third parties.

Our operating expenses consist of the following categories:

•	Cost of services consists primarily of costs directly attributable to providing wireless service through the operation of our network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

•	Cost of equipment sales consists primarily of costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, costs related to returned and purchased leased devices, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.

•	Selling, general and administrative consists of costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense, losses from sales of receivables and back office administrative support activities.

Operating expenses increased $3.5 billion or 12% primarily due to:

Cost of services increased $177 million or 3% primarily from:

•	Higher regulatory program costs and expenses associated with network expansion and the build-out of our network to utilize our 700 MHz A-Block spectrum licenses, including higher employee-related costs; partially offset by

•	Lower long distance and toll costs; and

•	Synergies realized from the decommissioning of the MetroPCS CDMA network.

Cost of equipment sales increased $1.5 billion or 16% primarily from:

•	A 9% increase in the number of devices sold; and

•	An increase in the impact from returned and purchased leased devices.

Under our JUMP! On Demand program, the cost of the leased wireless device is capitalized and recognized as depreciation expense over the term of the lease rather than recognized as cost of equipment sales when the device is delivered to the customer. Additionally, upon device upgrade or at lease end, customers must return or purchase their device. Returned devices transferred from Property and equipment, net are recorded as inventory and are valued at the lower of cost or market with any write-down to market recognized as Cost of equipment sales.

Selling, general and administrative increased $1.2 billion or 12% primarily from strategic investments to support our growing customer base including higher:

•	Employee-related costs;

•	Commissions driven by an increase in branded customer additions; and

•	Promotional costs.

Depreciation and amortization increased $1.6 billion or 33% primarily from:

•	$1.5 billion in depreciation expense related to devices leased under our JUMP! On Demand program launched at the end of the second quarter of 2015. Under our JUMP! On Demand program, the cost of a leased wireless device is depreciated over the lease term to its estimated residual value. The total number of devices under lease was higher year-over-year, resulting in higher depreciation expense; and

•	The continued build-out of our 4G LTE network.

Cost of MetroPCS business combination decreased $272 million or 72% primarily from lower network decommissioning costs. In 2014, we began decommissioning the MetroPCS CDMA network and certain other redundant network cell sites as part of the business combination. On July 1, 2015, we officially completed the shutdown of the MetroPCS CDMA network. Network decommissioning costs, which are excluded from Adjusted EBITDA, primarily relate to the acceleration of lease costs for cell sites that would have otherwise been recognized as cost of services over the remaining lease term had we not decommissioned the cell sites. Although we expect to incur additional network decommissioning costs in 2017, these costs are not expected to be significant.

Gains on disposal of spectrum licenses increased $672 million primarily from a $636 million gain from a spectrum license transaction with AT&T recorded in the first quarter of 2016 and $199 million from other transactions in 2016, compared to $163 million in 2015. See Note 5 – Goodwill, Spectrum Licenses and Other Intangible Assets of the Notes to the Consolidated Financial Statements.

Net income increased $727 million or 99% primarily from:

•	Operating income, the components of which are discussed above, increased $1.6 billion or 63% and

•	Interest expense to affiliates decreased $99 million or 24% primarily from:

•	Changes in the fair value of embedded derivative instruments associated with our Senior Reset Notes issued to Deutsch Telekom in 2015; partially offset by

•	Higher interest rates on certain Senior Reset Notes issued to Deutsch Telekom, which were adjusted at reset dates in the second quarter of 2016 and in 2015. Partially offset by:

•	Income tax expense increased $622 million or 254% primarily from:

•	Higher income before income taxes; and

•	A higher effective tax rate. The effective tax rate was 37.3% in 2016, compared to 25.1% in 2015. The increase in the effective income tax rate was primarily due to income tax benefits for discrete income tax items recognized in 2015 that did not impact 2016; partially offset by the recognition of $58 million of excess tax benefits related to share-based payments following the adoption of ASU 2016-09 as of January 1, 2016. See Note 1 – Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements. Based on recent earnings in certain jurisdictions, sufficient positive evidence may exist within the next twelve months such that we may release a portion of our valuation allowance.

•	Interest expense increased $333 million or 31% primarily from:

•	Higher average debt balances with third parties; and

•	Lower capitalized interest costs of $83 million primarily due to a higher level of build out of our network to utilize our 700 MHz A-Block spectrum licenses in 2015, compared to 2016.

Net income during 2016 and 2015 included net, after-tax gains on disposal of spectrum licenses of $509 million and $100 million, respectively.

Guarantor Subsidiaries

The financial condition and results of operations of the Parent, Issuer and Guarantor Subsidiaries is substantially similar to our consolidated financial condition.

The most significant components of the financial condition of our Non-Guarantor Subsidiaries were as follows:

	December 31,	December 31,	Change
(in millions)	2016	2015	$	%
Other current assets	$565	$400	$165	41%
Property and equipment, net	375	454	(79)	(17)%
Tower obligations	2,221	2,247	(26)	(1)%
Total stockholders’ deficit	(1,374)	(1,359)	(15)	(1)%

The most significant components of the results of operations of our Non-Guarantor Subsidiaries were as follows:

	Year Ended December 31,		Change
(in millions)	2016	2015	$	%
Service revenues	$2,023	$1,669	$354	21%
Cost of equipment sales	1,027	720	307	43%
Selling, general and administrative	868	733	135	18%
Total comprehensive income	24	60	(36)	(60)%

The increases in Service revenues, Cost of equipment sales and Selling, general and administrative were primarily the result of an increase in activity of the non-guarantor subsidiary that provides device insurance, primarily driven by growth in our customer base. All other results of operations of the Parent, Issuer and Guarantor Subsidiaries are substantially similar to the Company’s consolidated results of operations. See Note 15 – Guarantor Financial Information of the Notes to the Consolidated Financial Statements.

Comparing 2015 Results with 2014 Results

Total Revenues increased $2.5 billion or 9% primarily due to:

Branded postpaid revenues increased $2.0 billion or 14% primarily from:

•	Growth in the number of average branded postpaid and mobile broadband customers, driven by strong customer response to our Un-carrier initiatives and promotions for services and devices;

•	Increased customer adoption of upgrade and insurance programs; and

•	Increased regulatory program revenues; partially offset by

•	Lower branded postpaid phone ARPU.

Branded prepaid revenues increased $567 million or 8% primarily from:

•	Growth in the number of average branded prepaid customers driven by the success of our MetroPCS brand promotional activities; and

•	Continued growth in expansion markets.

Wholesale revenues decreased $39 million or 5% primarily from:

•	Revised agreements with certain MVNO partners in 2015; partially offset by

•	Growth in customers of certain MVNO partners.

Roaming and other service revenues decreased $73 million or 27% primarily from:

•	Lower international roaming revenues driven by changes in contractual arrangements with certain roaming partners; and

•	A reduction in early termination fees.

Equipment revenues decreased $71 million or 1% primarily from:

•	Lower average revenue per device sold, due in part to the impact of customers shifting to leasing higher-end devices under our JUMP! On Demand program; partially offset by

•	Growth in the number of devices and accessories sold.

With JUMP! On Demand, revenues associated with leased wireless devices are recognized over the term of the lease rather than when the device is delivered to the customer. Despite the increase in the number of devices leased in 2015 following the launch of JUMP! On Demand, the unit volume of device sales increased 5% in 2015, compared to 2014.

We financed $5.2 billion of devices through EIP during 2015, a decrease from $5.8 billion in 2014, primarily due to a decline in devices financed through EIP as customers increasingly shifted to leasing devices with JUMP! On Demand.

Other revenues increased $172 million or 23% primarily attributable to higher non-service revenues from revenue share agreements with third parties and higher interest income from devices financed through EIP. Interest associated with EIP receivables is imputed at the time of sale and then recognized over the financed installment term.

Operating expenses increased $1.8 billion or 7% primarily due to:

Cost of services decreased $234 million or 4% primarily from:

•	Synergies realized from the decommissioning of the MetroPCS CDMA network;

•	Lower lease expense associated with spectrum license lease agreements; and

•	A reduction in certain regulatory program costs; partially offset by

•	Increases related to our network expansion and build-out of our 700 MHz A-Block spectrum.

Cost of equipment sales decreased $277 million or 3% primarily from:

•	Lower average cost per device sold, mainly due to the impact of customers shifting to leasing higher-end devices with JUMP! On Demand; partially offset by

•	Growth in the number of devices and accessories sold.

With JUMP! On Demand, the cost of the leased wireless device is capitalized and recognized as depreciation expense over the term of the lease rather than recognized as cost of equipment sales when the device is delivered to the customer. Despite the increase in the number of devices leased in 2015 following the launch of JUMP! On Demand, the unit volume of device sales increased 5% in 2015, compared to 2014.

Selling, general and administrative increased $1.3 billion or 15% primarily from supporting the growing customer base, which also increased 15% and reflects increases in:

•	Employee-related costs;

•	Promotional costs;

•	Commissions; and

•	Bad debt expense and losses from sales of receivables primarily resulting from growth in the customer base and in the EIP program.

Depreciation and amortization increased $276 million or 6% primarily from $312 million in depreciation expense related to devices leased under our JUMP! On Demand program launched at the end of the second quarter of 2015. Under our JUMP! On Demand program, the cost of a leased wireless device is depreciated over the lease term to its estimated residual value. The total number of devices under lease was higher year-over-year, resulting in higher depreciation expense.

Cost of MetroPCS business combination increased $77 million or 26% primarily from higher network decommissioning costs associated with the business combination. In 2014, we began decommissioning the MetroPCS CDMA network and certain other redundant network cell sites. On July 1, 2015, T-Mobile officially completed the shutdown of the MetroPCS CDMA network. Network decommissioning costs, which are excluded from Adjusted EBITDA, primarily relate to the acceleration of lease costs for cell sites that would have otherwise been recognized as cost of services over the remaining lease term had we not decommissioned the cell sites.

Gains on disposal of spectrum licenses decreased $677 million or 81% primarily from:

•	$163 million in 2015 which primarily consisted of a non-cash gain of $139 million from spectrum license transactions with Verizon recorded in the fourth quarter of 2015; as compared to

•	$840 million in 2014 which primarily consisted of non-cash gains from spectrum license transactions with Verizon, and to a lesser extent, a non-cash gain from a spectrum license transaction with AT&T during the fourth quarter of 2014.

See Note 5 – Goodwill, Spectrum Licenses and Other Intangible Assets of the Notes to the Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for further information.

Net income increased $486 million or 197% primarily from:

•	Operating income, the components of which are discussed above, increased $707 million or 40%; partially offset by:

•	Interest expense to affiliates increased $133 million or 48% primarily from:

•	Changes in the fair value of embedded derivative instruments associated with the Senior Reset Notes issued to Deutsche Telekom; partially offset by

•	Lower capitalized interest costs associated with the build out of our network to utilize our 700 MHz A-Block spectrum licenses.

•	Income tax expense increased $79 million or 48% primarily from:

•	Higher income before income taxes; partially offset by

•	A lower effective tax rate. The effective tax rate was 25.1% in 2015, compared to 40.2% in 2014. The decrease in the effective income tax rate was primarily due to the impact of discrete income tax items recognized in 2015, including changes in state and local income tax laws and the recognition of foreign tax credits.

•	Interest expense increased $12 million or 1% primarily from:

•	Higher debt balances with third parties; partially offset by

•	Lower capitalized interest costs associated with the build out of our network to utilize our 700 MHz A-Block spectrum licenses.

Net income during 2015 and 2014 included net, after-tax gains on disposal of spectrum licenses of $100 million and $515 million, respectively.

Guarantor Subsidiaries

The financial condition and results of operations of the Parent, Issuer and Guarantor Subsidiaries is substantially similar to the Company’s consolidated financial condition.

The most significant components of the financial condition of our Non-Guarantor Subsidiaries were as follows:

	December 31,	December 31,	Change
(in millions)	2015	2014	$	%
Other current assets	$400	$249	$151	61%
Property and equipment, net	454	537	(83)	(15)%
Tower obligations	2,247	2,250	(3)	—%
Total stockholders’ deficit	(1,359)	(1,451)	92	(6)%

The most significant components of the results of operations of our Non-Guarantor Subsidiaries were as follows:

	Year Ended December 31,		Change
(in millions)	2015	2014	$	%
Service revenues	$1,669	$1,302	$367	28%
Cost of equipment sales	720	702	18	3%
Selling, general and administrative	733	518	215	42%
Total comprehensive income (loss)	60	(38)	98	258%

The increases in Service revenues, Cost of equipment sales and Selling, general and administrative were primarily the result of an increase in activity of the non-guarantor subsidiary that provides device insurance, primarily driven by growth in our customer base. All other results of operations of the Parent, Issuer and Guarantor Subsidiaries are substantially similar to our consolidated results of operations. See Note 15 – Guarantor Financial Information of the Notes to the Consolidated Financial Statements.

Performance Measures

In managing our business and assessing financial performance, we supplement the information provided by our financial statements with other operating or statistical data and non-GAAP financial measures. These operating and financial measures are utilized by our management to evaluate our operating performance and, in certain cases, our ability to meet liquidity requirements. Although companies in the wireless industry may not define each of these measures in precisely the same way, we believe that these measures facilitate comparisons with other companies in the wireless industry on key operating and financial measures.

Total Customers

A customer is generally defined as a SIM card with a unique T-Mobile identity number which is associated with an account that generates revenue. Branded customers generally include customers that are qualified either for postpaid service utilizing phones or mobile broadband devices (including tablets), where they generally pay after receiving service, or prepaid service, where they generally pay in advance. Wholesale customers include M2M and MVNO customers that operate on our network, but are managed by wholesale partners.

The following table sets forth the number of ending customers:

				% Change	% Change
	December 31,	December 31,	December 31,	2016 Versus	2015 Versus
(in thousands)	2016	2015	2014	2015	2014
Customers, end of period
Branded postpaid phone customers	31,297	29,355	25,844	7%	14%
Branded postpaid mobile broadband customers	3,130	2,340	1,341	34%	74%

Total branded postpaid customers	34,427	31,695	27,185	9%	17%
Branded prepaid customers	19,813	17,631	16,316	12%	8%

Total branded customers	54,240	49,326	43,501	10%	13%
Wholesale customers	17,215	13,956	11,517	23%	21%

Total customers, end of period	71,455	63,282	55,018	13%	15%

The following table sets forth the number of net customer additions:

	Year Ended December 31,			2016 Versus 2015		2015 Versus 2014
(in thousands)	2016	2015	2014	# Change	% Change	# Change	% Change
Net customer additions
Branded postpaid phone customers	3,307	3,511	4,047	(204)	(6)%	(536)	(13)%
Branded postpaid mobile broadband customers	790	999	839	(209)	(21)%	160	19%

Total branded postpaid customers	4,097	4,510	4,886	(413)	(9)%	(376)	(8)%
Branded prepaid customers	2,508	1,315	1,244	1,193	91%	71	6%

Total branded customers	6,605	5,825	6,130	780	13%	(305)	(5)%
Wholesale customers	1,568	2,439	2,204	(871)	(36)%	235	11%

Total net customer additions	8,173	8,264	8,334	(91)	(1)%	(70)	(1)%

Transfer from branded postpaid phone customers	(1,365)	—	—	(1,365)	100%	—	—%
Transfer from branded prepaid customers	(326)	—	—	(326)	100%	—	—%
Transfer to wholesale customers	1,691	—	—	1,691	100%	—	—%

The MVNO Transaction resulted in a transfer of 1,365,000 branded postpaid phone customers and 326,000 branded prepaid customers to wholesale customers on September 1, 2016. Prospectively from September 1, 2016, net customer additions for these customers are included within Wholesale customers. Ending customers as of December 31, 2016 reflect the transfers in connection with the MVNO Transaction.

Branded Customers

Total branded net customer additions increased 780,000, or 13%, in 2016 primarily from:

•	Higher branded prepaid net customer additions primarily due to the success of our MetroPCS brand, continued growth in new markets and distribution expansion, partially offset by an increase in the number of qualified branded prepaid customers migrating to branded postpaid plans; partially offset by

•	Lower branded postpaid mobile broadband net customer additions primarily due to higher deactivations resulting from churn on a growing branded postpaid mobile broadband customer base, partially offset by higher gross customer additions; and

•	Lower branded postpaid phone net customer additions primarily due to lower gross customer additions from higher deactivations on a growing customer base, partially offset by lower churn as well as an increase in the number of qualified branded prepaid customers migrating to branded postpaid plans as well as the optimization of our third-party distribution channels.

Total branded net customer additions decreased 305,000, or 5%, in 2015 primarily from:

•	Lower branded postpaid phone net customer additions primarily due to lower gross customer additions in 2015, compared to 2014, which included the introduction of Un-carrier 4.0 Contract Freedom and certain attractive family rate plan promotions, partially offset by approximately 765,000 qualified branded prepaid customers upgrading to branded postpaid plans in 2015, compared to approximately 420,000 in 2014; partially offset by

•	Higher branded postpaid mobile broadband net customer additions primarily due to higher gross customer additions driven by promotions for mobile broadband devices, partially offset by higher deactivations resulting from the discontinuation of certain promotional pricing for mobile broadband services and ongoing competitive activity in the marketplace; and

•	Higher branded prepaid net customer additions primarily due to higher gross customer additions driven by the success of our MetroPCS brand promotional activities and continued growth in new markets, partially offset by approximately 765,000 qualified branded prepaid customers upgrading to branded postpaid plans in 2015, compared to approximately 420,000 in 2014.

Wholesale

Wholesale net customer additions decreased 871,000, or 36%, in 2016 primarily due to higher MVNO deactivations from certain MVNO partners. Going forward, we expect wholesale net customer additions to be significantly lower in 2017, as our MVNO partners deemphasize Lifeline in favor of higher ARPU customer categories.

Wholesale net customer additions increased 235,000, or 11%, in 2015 primarily due to higher MVNO gross customer additions, partially offset by higher MVNO deactivations.

Customers Per Account

Customers per account is calculated by dividing the number of branded postpaid customers as of the end of the period by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone and mobile broadband customers. We believe branded postpaid customers per account provides management, investors and analysts with useful information to evaluate our branded postpaid customer base on a per account basis.

	December 31,	December 31,	December 31,	2016 Versus 2015		2015 Versus 2014
	2016	2015	2014	# Change	% Change	# Change	% Change
Branded postpaid customers per account	2.86	2.54	2.36	0.32	13%	0.18	8%

Branded postpaid customers per account increased in 2016 and 2015 primarily due growth of customers on promotions targeting families and increased penetration of mobile broadband devices. In addition, the increase in 2016 was impact by the MVNO Transaction.

Churn

Churn represents the number of customers whose service was disconnected as a percentage of the average number of customers during the specified period. The number of customers whose service was disconnected is presented net of customers that subsequently have their service restored within a certain period of time. We believe that churn provides management, investors and analysts with useful information to evaluate customer retention and loyalty.

	Year Ended December 31,			Bps Change 2016 Versus 2015	Bps Change 2015 Versus 2014
	2016	2015	2014
Branded postpaid phone churn	1.30%	1.39%	1.58%	-9 bps	-19 bps
Branded prepaid churn	3.88%	4.45%	4.76%	-57 bps	-31 bps

Branded postpaid phone churn decreased 9 basis points in 2016 primarily from:

•	The MVNO Transaction as the customers transferred had a higher rate of churn; and

•	Increased customer satisfaction and loyalty from ongoing improvements to network quality, customer service and the overall value of our offerings in the marketplace.

Branded postpaid phone churn decreased 19 basis points in 2015 primarily from ongoing improvements to network quality, customer service and the overall value of our offerings in the marketplace, resulting in increased customer satisfaction and loyalty.

Branded prepaid churn decreased 57 basis points in 2016 primarily from:

•	A decrease in certain customers, which have a higher rate of branded prepaid churn;

•	Strong performance of the MetroPCS brand; and

•	A methodology change in the third quarter of 2015 as discussed below.

Branded prepaid churn decreased 31 basis points in 2015 primarily from a methodology change during 2015 that had no impact on our reported branded prepaid ending customers or net customer additions, but resulted in computationally lower gross customer additions and deactivations. Revision of prior periods was not practicable because certain historical data was no longer available.

Average Revenue Per User, Average Billings Per User

ARPU represents the average monthly service revenue earned from customers. We believe ARPU provides management, investors and analysts with useful information to assess and evaluate our service revenue realization per customer and assist in forecasting our future service revenues generated from our customer base. Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.

Average Billings Per User (“ABPU”) represents the average monthly customer billings, including monthly lease revenues and EIP billings before securitization, per customer. We believe branded postpaid ABPU provides management, investors and analysts with useful information to evaluate average branded postpaid customer billings as it is indicative of estimated cash collections, including device financing payments, from our customers each month.

The following tables illustrate the calculation of our operating measures ARPU and ABPU and reconcile these measures to the related service revenues:

(in millions, except average number of customers, ARPU and ABPU)	Year Ended December 31,			2016 Versus 2015		2015 Versus 2014
	2016	2015	2014	# Change	% Change	# Change	% Change
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$18,138	$16,383	$14,392	$1,755	11%	$1,991	14%
Less: Branded postpaid mobile broadband revenues	(773)	(588)	(261)	(185)	31%	(327)	125%

Branded postpaid phone service revenues	$17,365	$15,795	$14,131	$1,570	10%	$1,664	12%

Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	30,484	27,604	23,817	2,880	10%	3,787	16%

Branded postpaid phone ARPU	$47.47	$47.68	$49.44	$(0.21)	NM	$(1.76)	(4)%

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$18,138	$16,383	$14,392	$1,755	11%	$1,991	14%
EIP billings	5,432	5,494	3,596	(62)	(1)%	1,898	53%
Lease revenues	1,416	224	—	1,192	532%	224	100%

Total billings for branded postpaid customers	$24,986	$22,101	$17,988	$2,885	13%	$4,113	23%

Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	33,184	29,341	24,683	3,843	13%	4,658	19%

Branded postpaid ABPU	$62.75	$62.77	$60.73	$(0.02)	NM	$2.04	3%

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$8,553	$7,553	$6,986	$1,000	13%	$567	8%
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	18,797	16,704	15,691	2,093	13%	1,013	6%

Branded prepaid ARPU	$37.92	$37.68	$37.10	$0.24	1%	$0.58	2%

NM - Not Meaningful

Branded Postpaid Phone ARPU:

Branded postpaid phone ARPU decreased $0.21, in 2016 primarily from:

•	Decreases due to an increase in the non-cash net revenue deferral for Data Stash;

•	Dilution from promotional activities; partially offset by

•	Higher data attach rates;

•	The positive impact from our T-Mobile ONE rate plans;

•	The transfer of customers as part of the MVNO transaction as those customers had lower ARPU;

•	Continued growth of our insurance programs; and

•	Higher regulatory program revenues.

Branded postpaid phone ARPU decreased $1.76, or 4%, in 2015 primarily from:

•	Dilution from the continued growth of customers on Simple Choice plans and promotions targeting families; partially offset by

•	An increase in regulatory program revenues.

Branded Postpaid ABPU:

Branded postpaid ABPU decreased $0.02 in 2016 primarily from:

•	Lower EIP billings due to the impact of our JUMP! On Demand program launched at the end of the second quarter of 2015;

•	Lower branded postpaid phone ARPU, as described above;

•	Dilution from increased penetration of mobile broadband devices; partially offset by

•	An increase in lease revenues.

Branded postpaid ABPU increased $2.04, or 3%, in 2015 primarily from:

•	Growth in devices financed by customers through the EIP and JUMP! on Demand programs; partially offset by

•	Lower branded postpaid phone ARPU, as described above.

Branded Prepaid ARPU:

Branded prepaid ARPU increased $0.24, or 1%, in 2016 primarily from:

•	A decrease in certain customers that had lower average branded prepaid ARPU, as well as higher data attach rates; partially offset by

•	Dilution from growth of customers on rate plan promotions.

Branded prepaid ARPU increased $0.58, or 2%, in 2015 primarily from:

•	An increase in the mix of branded prepaid customers choosing plans with more data, which generate a higher ARPU; partially offset by

•	Dilution from growth of customers on rate plan promotions.

Adjusted EBITDA

Adjusted EBITDA represents earnings before interest expense, net of Interest income, Income tax expense, Depreciation and amortization, non-cash Stock-based compensation and certain expenses not reflective of T-Mobile’s operating performance. Net income margin represents Net income divided by Service revenues. Adjusted EBITDA margin represents Adjusted EBITDA divided by Service revenues.

Adjusted EBITDA is a non-GAAP financial measure utilized by our management to monitor the financial performance of our operations. We use Adjusted EBITDA internally as a metric to evaluate and compensate our personnel and management for their performance, and as a benchmark to evaluate our operating performance in comparison to our competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is indicative of our ongoing operating performance and trends by excluding the impact of interest expense from financing, non-cash depreciation and amortization from capital investments, non-cash stock-based compensation, network decommissioning costs as they are not indicative of our ongoing operating performance and certain other nonrecurring expenses. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP.

The following table illustrates the calculation of Adjusted EBITDA and reconciles Adjusted EBITDA to Net income, which we consider to be the most directly comparable GAAP financial measure:

	Year Ended December 31,			2016 Versus 2015		2015 Versus 2014
(in millions)	2016	2015	2014	$ Change	% Change	$ Change	% Change
Net income	$1,460	$733	$247	$727	99%	$486	197%
Adjustments:
Interest expense	1,418	1,085	1,073	333	31%	12	1%
Interest expense to affiliates	312	411	278	(99)	(24)%	133	48%
Interest income (1)	(13)	(6)	(3)	(7)	117%	(3)	100%
Other expense, net	6	11	11	(5)	(45)%	—	—%
Income tax expense	867	245	166	622	254%	79	48%

Operating income (1)	4,050	2,479	1,772	1,571	63%	707	40%
Depreciation and amortization	6,243	4,688	4,412	1,555	33%	276	6%
Cost of MetroPCS business combination	104	376	299	(272)	(72)%	77	26%
Stock-based compensation (2)	235	222	211	13	6%	11	5%
Gains on disposal of spectrum licenses (2)	—	—	(720)	—	NM	720	NM
Other, net (2)	7	42	18	(35)	(83)%	24	NM

Adjusted EBITDA (1)	$10,639	$7,807	$5,992	$2,832	36%	$1,815	30%

Net income margin (Net income divided by service revenues)	5%	3%	1%		200 bps		200 bps

Adjusted EBITDA margin (Adjusted EBITDA divided by service revenues)	38%	31%	27%		700 bps		400 bps

NM - Not Meaningful

(1)	The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively re-classified as Other revenues. See Note 1 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements and table below for further detail.
(2)	Stock-based compensation includes payroll tax impacts and may not agree to stock-based compensation expense in the consolidated financial statements. Gains on disposal of spectrum licenses may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain routine operating activities, such as routine spectrum license exchanges that would be expected to reoccur, and are therefore included in Adjusted EBITDA. Other, net may not agree to the Consolidated Statements of Comprehensive Income primarily due to certain non-routine operating activities, such as other special items that would not be expected to reoccur, and are therefore excluded in Adjusted EBITDA.

Adjusted EBITDA increased $2.8 billion, or 36%, in 2016 primarily from:

•	Increased branded postpaid and prepaid service revenues primarily due to strong customer response to our Un-carrier initiatives and the ongoing success of our promotional activities;

•	Higher gains on disposal of spectrum licenses of $672 million; gains on disposal were $835 million in 2016 compared to $163 million in 2015;

•	Lower losses on equipment in 2016 primarily due to an increase in lease revenues resulting from the launch of our JUMP! On Demand program at the end of the second quarter of 2015. Additionally, the costs of leased devices, which are capitalized and depreciated over the lease term, are excluded from Adjusted EBITDA. In connection with JUMP! On Demand, we had lease revenues of $1.4 billion in 2016, and depreciation expense of $1.5 billion related to leased wireless devices in 2016; and

•	Focused cost control and synergies realized from the MetroPCS business combination, primarily in cost of services; partially offset by

•	Higher selling, general and administrative expenses primarily due to strategic investments to support our growing customer base, including higher employee-related costs, higher commissions driven by an increase in branded customer additions and higher promotional costs.

Adjusted EBITDA increased $1.8 billion, or 30%, in 2015 primarily from:

•	Increased branded postpaid and prepaid revenues driven by strong customer response to our Un-carrier initiatives and the ongoing success of our promotional activities;

•	Focused cost control and synergies realized from the MetroPCS business combination, especially in cost of services;

•	Lower losses on equipment in 2015 primarily due to an increase in lease revenues, which are recognized over the lease term, resulting from the launch of our JUMP! On Demand at the end of the second quarter of 2015. Additionally, the costs of leased devices, which are capitalized and depreciated over the lease term, are excluded from Adjusted EBITDA. In connection with JUMP! On Demand, we had lease revenues of $224 million in 2015, and depreciation expense of $312 million related to leased wireless devices in 2015; partially offset by

•	Higher selling, general and administrative expenses.

Liquidity and Capital Resources

Our principal sources of liquidity are our cash and cash equivalents and cash generated from operations, proceeds from issuance of long-term debt, capital leases, common and preferred stock, the sale of certain receivables, financing arrangements of vendor payables which effectively extend payment terms and an unsecured revolving credit facility with Deutsche Telekom.

Cash Flows

The following is an analysis of our year-to-date cash flows:

	Year Ended December 31,			2016 Versus 2015		2015 Versus 2014
(in millions)	2016	2015	2014	$ Change	% Change	$ Change	% Change
Net cash provided by operating activities	$6,135	$5,414	$4,146	$721	13%	$1,268	31%
Net cash used in investing activities	(5,680)	(9,560)	(7,246)	3,880	(41)%	(2,314)	32%
Net cash provided by financing activities	463	3,413	2,524	(2,950)	(86)%	889	35%

Operating Activities

Cash provided by operating activities increased $721 million, or 13%, in 2016 primarily from:

•	$727 million increase in Net income;

•	$1.4 billion increase in net non-cash income and expenses included in Net income primarily due to changes in Depreciation and amortization, Deferred income tax expense and Gains on disposal of spectrum licenses; partially offset by

•	$1.4 billion increase in net cash outflows from changes in working capital primarily due to changes in Accounts payable and accrued liabilities of $1.9 billion as well as the change in Equipment installment plan receivables, including inflows from the sale of certain EIP receivables, partially offset by the change in Inventories. Net cash used for Accounts payable and accrued liabilities was $1.2 billion in 2016 as compared to net cash provided by Accounts payable and accrued liabilities of $693 million in 2015. Net cash proceeds from the sale of EIP and service receivables was $536 million in 2016 as compared to $884 million in 2015.

Cash provided by operating activities increased $1.3 billion, or 31%, in 2015 primarily from:

•	$486 million increase in Net income;

•	$1.3 billion increase in net non-cash income and expenses included in Net income primarily due to changes in Depreciation and amortization, Gains on disposal of spectrum licenses and Deferred income tax expense; partially offset by

•	$509 million increase in net cash outflows from changes in working capital primarily due to changes in Inventories, Accounts payable and accrued liabilities, and Equipment installment plan receivables, including inflows from the sale of certain EIP receivables.

Investing Activities

Cash used in investing activities decreased $3.9 billion, or 41%, in 2016, to a use of $5.7 billion primarily from:

•	$4.7 billion for Purchases of property and equipment, including capitalized interest of $142 million primarily related to the build out of our 4G LTE network;

•	$4.0 billion for Purchases of spectrum licenses and other intangible assets, including a $2.2 billion deposit made to a third party in connection with a potential asset purchase; partially offset by

•	$3.0 billion in Sales of short-term investments.

Cash used in investing activities increased $2.3 billion, or 32%, in 2015, to a use of $9.6 billion primarily from:

•	$4.7 billion for Purchases of property and equipment, including capitalized interest of $246 million primarily related to the build out of our 4G LTE network;

•	$1.9 billion for Purchases of spectrum licenses and other intangible assets and

•	$3.0 billion in Purchases of short-term investments.

Financing Activities

Cash provided by financing activities decreased $3.0 billion, or 86%, in 2016 to an inflow of $463 million primarily from:

•	$997 million Proceeds from issuance of long-term debt; partially offset by

•	$205 million for Repayments of capital lease obligations;

•	$150 million for Repayments of short-term debt for purchases of inventory, property and equipment, net; and

•	$121 million for Tax withholdings on share-based awards.

Cash provided by financing activities increased $889 million, or 35%, in 2015 to inflow of $3.4 billion primarily from:

•	$4.0 billion Proceeds from issuance of long-term debt; partially offset by

•	$564 million for Repayments of short-term debt for purchases of inventory, property and equipment, net.

Cash and Cash Equivalents

As of December 31, 2016, our Cash and cash equivalents were $5.5 billion.

Free Cash Flow

Free Cash Flow represents net cash provided by operating activities less payments for purchases of property and equipment. Free Cash Flow is a non-GAAP financial measure utilized by our management, investors and analysts of T-Mobile’s financial information to evaluate cash available to pay debt and provide further investment in the business.

The following table illustrates the calculation of Free Cash Flow and reconciles Free Cash Flow to Net cash provided by operating activities, which we consider to be the most directly comparable GAAP financial measure:

	Year Ended December 31,			2016 Versus 2015		2015 Versus 2014
(in millions)	2016	2015	2014	$ Change	% Change	$ Change	% Change
Net cash provided by operating activities	$6,135	$5,414	$4,146	$721	13%	$1,268	31%
Cash purchases of property and equipment	(4,702)	(4,724)	(4,317)	22	—%	(407)	9%

Free Cash Flow	$1,433	$690	$(171)	$743	108%	$861	(504)%

Free Cash Flow increased $743 million in 2016 and increased $861 million for 2015 primarily from:

•	Higher net cash provided by operating activities, as described above; and

•	Lower purchases of property and equipment from the build-out of our 4G LTE network in 2016, as described above. In 2015, purchases of property and equipment were higher compared to 2014 from the build-out of our 4G LTE network, as described above. Cash purchases of property and equipment includes capitalized interest of $142 million, $246 million and $64 million for 2016, 2015 and 2014, respectively.

Debt

As of December 31, 2016, our total debt was $27.8 billion, excluding our tower obligations, of which $27.4 billion was classified as long-term debt. Significant debt-related activity during 2016 included:

•	In March 2016, T-Mobile USA, a subsidiary of T-Mobile US, Inc., and certain of its affiliates, as guarantors, entered into a purchase agreement with Deutsche Telekom AG (“Deutsche Telekom”), our majority stockholder, under which T-Mobile USA may, at its option, issue and sell to Deutsche Telekom $2.0 billion of 5.300% Senior Notes due 2021 (the “5.300% Senior Notes”) for an aggregate purchase price of $2.0 billion. As amended in October 2016, if T- Mobile USA does not elect to issue the 5.300% Senior Notes on or prior to May 5, 2017, the commitment under the purchase agreement terminates and T-Mobile USA must reimburse Deutsche Telekom for the cost of its hedging arrangements (if any) related to the transaction. In addition, T-Mobile USA is required to reimburse Deutsche Telekom for its cost of hedging arrangements related to the extension for the duration of the extended commitments.

•	In April 2016, T-Mobile USA issued $1.0 billion of public 6.000% Senior Notes due 2024.

•	In April 2016, T-Mobile USA entered into a purchase agreement with Deutsche Telekom, under which T-Mobile USA may, at its option, issue and sell to Deutsche Telekom up to $1.35 billion of 6.000% Senior Notes due 2024 and (iii) entered into another purchase agreement with Deutsche Telekom, under which T-Mobile USA may, at its option, issue and sell to Deutsche Telekom up to an additional $650 million of 6.000% Senior Notes due 2024.

•	The purchase price for the 6.000% Senior Notes that may be issued under the $1.35 billion purchase agreement will be approximately 103.316% of the outstanding principal balance of the notes issued. As amended in October 2016, if T- Mobile USA does not elect to issue the 6.000% Senior Notes under the $1.35 billion purchase agreement on or prior to May 5, 2017 or elects to issue less than $1.35 billion of 6.000% Senior Notes, any unused portion of the commitment under the purchase agreement terminates and T-Mobile USA must reimburse Deutsche Telekom for the cost of its hedging arrangements (if any) related to the transaction. In addition, T-Mobile USA is required to reimburse Deutsche Telekom for its cost of hedging arrangements related to the extension for the duration of the extended commitments.

•	In April 2016, T-Mobile USA entered into another purchase agreement with Deutsche Telekom, in which T-Mobile USA may, at its option, issue and sell to Deutsche Telekom up to an additional $650 million of 6.000% Senior Notes due 2024. The purchase price for the 6.000% Senior Notes that may be issued under the $650 million purchase agreement will be approximately 104.047% of the outstanding principal balance of the notes issued. As amended in October 2016, if T-Mobile USA does not elect to issue the 6.000% Senior Notes under the $650 million purchase agreement on or prior to May 5, 2017 or elects to issue less than $650 million Senior Notes, any unused portion of the commitment under the purchase agreement terminates and T-Mobile USA must reimburse Deutsche Telekom for the cost of its hedging arrangements (if any) related to the transaction. In addition, T-Mobile USA is required to reimburse Deutsche Telekom for its cost of hedging arrangements related to the extension for the duration of the extended commitments.

•	We have entered into uncommitted capital lease facilities with certain partners, which provide us with the ability to enter into capital leases for network equipment and services. As of December 31, 2016, we have committed to $1.3 billion of capital leases under these capital lease facilities, of which $799 million was executed during the year ended December 31, 2016. We expect to enter into up to an additional $900 million in capital lease commitments during 2017.

•	In December 2016, we terminated our $500 million unsecured revolving credit facility with Deutsche Telekom. In addition, T-Mobile USA entered into a $2.5 billion revolving credit facility with Deutsche Telekom which comprised of (i) a three-year $1.0 billion senior unsecured revolving credit agreement and (ii) a three-year $1.5 billion senior secured revolving credit agreement. As of December 31, 2016, there were no outstanding borrowings under the revolving credit facility.

•	In January 2017, T-Mobile USA borrowed $4.0 billion under a secured term loan facility (“Incremental Term Loan Facility”) with Deutsche Telekom to refinance $1.98 billion of outstanding secured term loans under its Term Loan Credit Agreement dated November 9, 2015, with the remaining net proceeds from the transaction intended to be used to redeem callable high yield debt. The loans under the Incremental Term Loan Facility were drawn in two tranches on January 31, 2017 (i) $2.0 billion of which will bear interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.00% and will mature on November 9, 2022 and (ii) $2.0 billion of which will bear interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.25% and will mature on January 31, 2024. The Incremental Term Loan Facility increases Deutsche Telekom’s incremental term loan commitment provided to T-Mobile USA under that certain First Incremental Facility Amendment dated as of December 29, 2016 from $660 million to $2.0 billion and provides to T-Mobile USA an additional $2.0 billion incremental term loan commitment. See Note 14 – Subsequent Events of the Notes to the Consolidated Financial Statements for further information.

See Note 7 – Debt of the Notes to the Consolidated Financial Statements for additional details.

We could seek additional sources of liquidity, including through the issuance of additional long-term debt in 2017, to continue to opportunistically acquire spectrum licenses in private party transactions and future FCC spectrum license auctions or for the refinancing of existing long-term debt on an opportunistic basis. Excluding liquidity that could be needed for spectrum acquisitions, we expect our principal sources of funding to be sufficient to meet our anticipated liquidity needs for business operations for the next 12 months. Our intended use of any such funds is for general corporate purposes, including for capital expenditures and redemption of high yield callable debt.

We determine future liquidity requirements, for both operations and capital expenditures, based in large part upon projected financial and operating performance, and opportunities to acquire additional spectrum. We regularly review and update these projections for changes in current and projected financial and operating results, general economic conditions, the competitive landscape and other factors. There are a number of risks and uncertainties that could cause our financial and operating results and capital requirements to differ materially from our projections, which could cause future liquidity to differ materially from our assessment.

The indentures and credit facilities governing our long-term debt to affiliates and third parties, excluding capital leases, contain covenants that, among other things, limit the ability of the Issuer and the Guarantor Subsidiaries to: incur more debt; pay dividends and make distributions on our common stock; make certain investments; repurchase stock; create liens or other encumbrances; enter into transactions with affiliates; enter into transactions that restrict dividends or distributions from subsidiaries; and merge, consolidate, or sell, or otherwise dispose of, substantially all of their assets. Certain provisions of each of the credit facilities, indentures and supplemental indentures relating to the long-term debt to affiliates and third parties restrict the ability of the Issuer to loan funds or make payments to the Parent. However, the Issuer is allowed to make certain permitted payments to the Parent under the terms of each of the credit facilities, indentures and supplemental indentures relating to the long-term debt to affiliates and third parties. We were in compliance with all restrictive debt covenants as of December 31, 2016.

Capital Expenditures

Our liquidity requirements have been driven primarily by capital expenditures for spectrum licenses and the construction, expansion and upgrading of our network infrastructure. Property and equipment capital expenditures primarily relate to our network transformation, including the build out of 700 MHz A-Block spectrum licenses. We expect cash capital expenditures for property and equipment to be in the range of $4.8 billion to $5.1 billion in 2017, excluding capitalized interest. This does not include property and equipment obtained through capital lease agreements, leased wireless devices transferred from inventory or purchases of spectrum licenses. Similar to 2016, cash capital expenditures will be front-end loaded in 2017 due to the completion of the 700 MHz A-Block build-out.

In particular, we are participating in the FCC broadcast incentive auction of low-band 600 MHz spectrum licenses that is currently in-progress. If we win spectrum in the auction, we may incur substantial additional expenditures for the purchase price and to gain access to such spectrum. Any such amounts would be funded primarily through cash on hand and borrowings. As a result, our level of debt could increase.

Contractual Obligations

The following table summarizes our contractual obligations and borrowings as of December 31, 2016 and the timing and effect that such commitments are expected to have on our liquidity and capital requirements in future periods:

(in millions)	Less Than 1 Year	1 -3 Years	4 -5 Years	More Than 5 Years	Total
Long-term debt (1)	$20	$3,040	$7,790	$15,330	$26,180
Interest on long-term debt	1,679	3,270	2,568	1,925	9,442
Capital lease obligations, including interest	390	669	350	214	1,623
Tower obligations (2)	184	368	370	1,164	2,086
Operating leases (3)	2,417	3,950	2,613	2,188	11,168
Purchase obligations (4)	2,011	1,818	1,330	960	6,119
Network decommissioning (5)	112	176	83	48	419

Total contractual obligations	$6,813	$13,291	$15,104	$21,829	$57,037

(1)	Represents principal amounts of long-term debt to affiliates and third parties at maturity, excluding unamortized premium from purchase price allocation fair value adjustment, capital lease obligations and vendor financing arrangements. See Note 7 – Debt of the Notes to the Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for further information.
(2)	Future minimum payments, including principal and interest payments and imputed lease rental income, related to the tower obligations. See Note 8 – Tower Obligations of the Notes to the Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for further information.
(3)	As of December 31, 2016, we have updated the future minimum lease payments for all cell site leases presented above to include only payments due for the initial non-cancelable lease term only as they represent the payments which we cannot avoid at our option and also corresponds to our lease term assessment for new leases. This update had the effect of reducing our operating lease commitments included in the table above by $4.6 billion as of December 31, 2016. See Note 12 - Commitments and Contingencies of the Notes to the Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for further information.

(4)	T-Mobile calculated the minimum obligation for certain agreements to purchase goods or services based on termination fees that can be paid to exit the contract. Termination penalties are included in the above table as payments due in less than one year, as this is the earliest T-Mobile could exit these contracts. For certain contracts that include fixed volume purchase commitments and fixed prices for various products, the purchase obligations are calculated using fixed volumes and contractually fixed prices for the products that are expected to be purchased. This table does not include open purchase orders as of December 31, 2016 under normal business purposes. See Note 12 – Commitments and Contingencies of the Notes to the Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for further information.
(5)	Represents future undiscounted cash flows related to decommissioned MetroPCS CDMA network and certain other redundant cell sites as of December 31, 2016.

Certain commitments and obligations are included in the table based on the year of required payment or an estimate of the year of payment. Other long-term liabilities, excluding network decommissioning, have been omitted from the table above due to the uncertainty of the timing of payments, combined with the absence of historical trending to be used as a predictor of such payments. In addition, because dividends on preferred stock are subject to approval by our Board of Directors, amounts are not included in the preceding table unless such authorization has occurred and the dividend has not been paid. See Note 13 – Additional Financial Information of the Notes to the Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for further information.

The purchase obligations reflected in the table above are primarily commitments to purchase handsets and accessories, equipment, software, programming and network services, and marketing activities, which will be used or sold in the ordinary course of business. These amounts do not represent T-Mobile’s entire anticipated purchases in the future, but represent only those items for which T-Mobile is contractually committed. Where T-Mobile is committed to make a minimum payment to the supplier regardless of whether it takes delivery, T-Mobile has included only that minimum payment as a purchase obligation. Additionally, included within purchase obligations are amounts for the acquisition of spectrum licenses, which are subject to regulatory approval and other customary closing conditions.

Off-Balance Sheet Arrangements

In 2015, we entered into an arrangement, as amended, to sell certain EIP accounts receivable on a revolving basis through November 2017 a s an additional source of liquidity. In June 2016, the arrangement was amended to increase the maximum funding commitment to $1.3 billion with a scheduled expiration date in November 2017. In 2014, we entered into an arrangement, as amended, to sell certain service accounts receivable on a revolving basis through March 2017 as an additional source of liquidity. In November 2016, the arrangement was amended to increase the maximum funding commitment to $950 million with a scheduled expiration date in March 2018. As of December 31, 2016, T-Mobile derecognized net receivables of $2.5 billion upon sale through these arrangements.

See Note 3 – Sales of Certain Receivables of the Notes to the Consolidated Financial Statements.

Related-Party Transactions

In March 2016, T-Mobile USA entered into a purchase agreement with Deutsche Telekom under which T-Mobile USA may, at its option, issue and sell to Deutsche Telekom $2.0 billion of 5.300% Senior Notes due 2021 for an aggregate purchase price of $2.0 billion.

In April 2016, T-Mobile USA entered into a purchase agreement with Deutsche Telekom under which T-Mobile USA may, at its option, issue and sell to Deutsche Telekom up to $1.35 billion of 6.000% Senior Notes due 2024. The purchase price for the 6.000% Senior Notes that may be issued under the $1.35 billion purchase agreement will be approximately 103.316% of the outstanding principal balance of the notes issued.

In April 2016, T-Mobile USA entered into a purchase agreement with Deutsche Telekom under which T-Mobile USA may, at its option, issue and sell to Deutsche Telekom up to $650 million of 6.000% Senior Notes due 2024. The purchase price for the 6.000% Senior Notes that may be issued under the $650 million purchase agreement will be approximately 104.047% of the outstanding principal balance of the notes issued.

The purchase agreements were amended in October 2016, see Note 7 – Debt of the Notes to the Consolidated Financial Statements.

In December 2016, we terminated our $500 million unsecured revolving credit facility with Deutsche Telekom. In addition, T- Mobile USA entered into a $2.5 billion revolving credit facility with Deutsche Telekom which comprised of (i) a three-year $1.0 billion senior unsecured revolving credit agreement and (ii) a three-year $1.5 billion senior secured revolving credit agreement. As of December 31, 2016, there were no outstanding borrowings under the revolving credit facility.

In January 2017, T-Mobile USA borrowed $4.0 billion under a secured term loan facility (“Incremental Term Loan Facility”) with Deutsche Telekom to refinance $1.98 billion of outstanding secured term loans under its Term Loan Credit Agreement dated November 9, 2015, with the remaining net proceeds from the transaction intended to be used to redeem callable high yield debt. The loans under the Incremental Term Loan Facility were drawn in two tranches on January 31, 2017 (i) $2.0 billion of which will bear interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.00% and will mature on November 9, 2022 and (ii) $2.0 billion of which will bear interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.25% and will mature on January 31, 2024. The Incremental Term Loan Facility increases Deutsche Telekom’s incremental term loan commitment provided to T-Mobile USA under that certain First Incremental Facility Amendment dated as of December 29, 2016 from $660 million to $2.0 billion and provides to T-Mobile USA an additional $2.0 billion incremental term loan commitment. See Note 14 – Subsequent Events of the Notes to the Consolidated Financial Statements for further information.

We also have related party transactions associated with Deutsche Telekom or its affiliates in the ordinary course of business, including intercompany servicing and licensing. See Note 13 – Additional Financial Information of the Notes to the Consolidated Financial Statements.

Disclosure of Iranian Activities under Section 13(r) of the Securities Exchange Act of 1934

Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 added Section 13(r) to the Exchange Act of

1934, as amended (“Exchange Act”). Section 13(r) requires an issuer to disclose in its annual or quarterly reports, as applicable, whether it or any of its affiliates knowingly engaged in certain activities, transactions or dealings relating to Iran or with designated natural persons or entities involved in terrorism or the proliferation of weapons of mass destruction. Disclosure is required even where the activities, transactions or dealings are conducted outside the U.S. by non- U.S. affiliates in compliance with applicable law, and whether or not the activities are sanctionable under U.S. law.

As of the date of this report, we are not aware of any activity, transaction or dealing by us or any of our affiliates in 2016 that requires disclosure in this report under Section 13(r) of the Exchange Act, except as set forth below with respect to affiliates that we do not control and that are our affiliates solely due to their common control with Deutsche Telekom. We have relied upon Deutsche Telekom for information regarding their activities, transactions and dealings.

Deutsche Telekom, through certain of its non-U.S. subsidiaries, is party to roaming and interconnect agreements with the following mobile and fixed line telecommunication providers in Iran, some of which are or may be government-controlled entities: Gostaresh Ertebatat Taliya, Irancell Telecommunications Services Company (“MTN Irancell”), Telecommunication Kish Company, Mobile Telecommunication Company of Iran, and Telecommunication Infrastructure Company of Iran. In 2016, gross revenues of all Deutsche Telekom affiliates generated by roaming and interconnection traffic with Iran were less than $1.0 million and estimated net profits were less than $1.0 million.

In addition, Deutsche Telekom, through certain of its non-U.S. subsidiaries, operating a fixed line network in their respective European home countries (in particular Germany), provides telecommunications services in the ordinary course of business to the Embassy of Iran in those European countries. Gross revenues and net profits recorded from these activities in 2016 were less than $0.1 million. We understand that Deutsche Telekom intends to continue these activities.

Critical Accounting Policies and Estimates

Our significant accounting policies are fundamental to understanding our financial condition and results as they require the use of estimates and assumptions which affect the financial statements and accompanying notes. See Note 1 – Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for further information.

These policies are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. These estimates are inherently subject to judgment and actual results could differ from those estimates.

Allowances

We maintain an allowance for estimated losses inherent in the accounts receivable and EIP receivable portfolios. When determining the allowance, we consider a number of factors, including historical experience and current collection trends, aging of the receivable portfolio, credit quality of the customer base and other qualitative factors such as macro-economic conditions.

Credit collection risks are assessed for each type of receivable, such as EIP receivables, based upon historical and expected write-offs, net of recoveries, and an analysis of the aged receivable balances with reserves generally increasing as the receivable ages. To the extent that actual loss experience differs significantly from historical trends or assumptions, the required allowance amounts could differ from the estimate. We write off account balances if collection efforts are unsuccessful and the receivable balance is deemed uncollectible, based on customer credit ratings and the length of time from the original billing date.

We offer certain retail customers the option to pay for their devices and other purchases in installments over a period of up to

24 months using an EIP. At the time of an installment sale, we impute a discount for interest as there is no stated rate of interest on the EIP receivables and record the EIP receivables at their present value, which is determined by discounting future payments at the imputed interest rate. The difference between the present value of the EIP receivables and their face amount results in a discount which is recorded as a direct reduction to the carrying value with a corresponding reduction to equipment revenues. We determine the imputed discount rate based primarily on current market interest rates and the amount of expected credit losses on the EIP receivables. As a result, we do not recognize a separate valuation allowance at the time of issuance as the effects of uncertainty about future cash flows are included in the initial present value measurement of the receivable. The imputed discount on EIP receivables is amortized over the financed installment term using the effective interest method and recognized as Other revenues in our Consolidated Statements of Comprehensive Income.

Subsequent to the initial determination of the imputed discount, we assess the need for and, if necessary, recognize an allowance for credit losses to the extent the amount of estimated probable losses on the gross EIP receivables exceed the remaining unamortized imputed discount balances.

Total imputed discount and allowances as of December 31, 2016 and 2015 was approximately 8.0% and 8.2%, respectively, of the total amount of gross accounts receivable, including EIP receivables.

Depreciation

Depreciation commences once assets have been placed in service. We generally depreciate property and equipment over the period the property and equipment provide economic benefit. Leased wireless devices are depreciated to their estimated residual value over the period expected to provide utility to T-Mobile, which is generally the lease term. Depreciable life studies are performed periodically to confirm the appropriateness of depreciable lives for certain categories of property, plant and equipment. These studies take into account actual usage, physical wear and tear, replacement history, assumptions about technology evolution and expected loss of leased wireless devices. When these factors indicate that an asset’s useful life is different from the previous assessment, the remaining book values are depreciated prospectively over the adjusted remaining estimated useful life. See Note 1 – Summary of Significant Accounting Policies and Note 4 – Property and Equipment of the Notes to the Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for information regarding depreciation of assets, including management’s underlying estimates of useful lives.

Evaluation of Goodwill and Indefinite-Lived Intangible Assets for Impairment

We assess the carrying value of goodwill and other indefinite-lived intangible assets, such as our spectrum licenses, for potential impairment annually as of December 31 or more frequently if events or changes in circumstances indicate that assets might be impaired.

We may elect to first perform a qualitative assessment to determine whether it is more likely than not the fair value of the single reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If we do not perform a qualitative assessment, or if the qualitative assessment indicates it is more likely than not the fair value of the single reporting unit is less than its carrying amount, goodwill is tested for impairment based on a two-step test. In the first step, we compare the fair value of the reporting unit to its carrying value. The fair value of the reporting unit is determined using a market approach, which is based on market capitalization. We recognize market capitalization is subject to volatility and will monitor changes in market capitalization to determine whether declines, if any, necessitate an interim impairment review. In the event market capitalization does decline below its book value, we will consider the length, severity and reasons for the decline when assessing whether potential impairment exists, including considering whether a control premium should be added to the market capitalization. We believe short-term fluctuations in share price may not necessarily reflect the underlying aggregate fair value.

In the second step, we determine the fair values of all of the assets and liabilities of the reporting unit, including those that currently may not be recorded. The excess of the fair value of the reporting unit over the sum of the fair value of all of those assets and liabilities represents the implied goodwill amount. If the implied fair value of goodwill is lower than the carrying amount of goodwill, then an impairment loss is recognized for the difference.

We test spectrum licenses for impairment on an aggregate basis, consistent with the management of the overall business at a national level. We may elect to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an intangible asset group is less than its carrying value. If we do not perform the qualitative assessment, or if the qualitative assessment indicates it is more likely than not the fair value of the intangible asset group is less than its carrying amount, we calculate the estimated fair value of the intangible asset group. If the carrying amount of spectrum licenses exceeds the fair value, an impairment loss is recognized. We estimate the fair value of the spectrum licenses using the Greenfield approach, which is an income approach that estimates the price at which an orderly transaction to sell the asset would take place between market participants at the measurement date under current market conditions. The Greenfield approach values the spectrum licenses by calculating the cash flow generating potential of a hypothetical start-up company that goes into business with no assets except the asset to be valued (in this case, spectrum licenses). The value of the spectrum licenses can be considered as equal to the present value of the cash flows of this hypothetical start-up company. We base the assumptions underlying the Greenfield approach on a combination of market participant data and our historical results, trends and business plans. Future cash flows in the Greenfield approach are based on estimates and assumptions of market participant revenues, EBITDA margin, network build-out period and a long-term growth rate for a market participant. The cash flows are discounted using a weighted average cost of capital.

The valuation approaches utilized to estimate fair value for the purposes of the impairment tests of goodwill and spectrum licenses require the use of assumptions and estimates, which involve a degree of uncertainty. If actual results or future expectations are not consistent with the assumptions, this may result in the recording of significant impairment charges on goodwill or spectrum licenses. The most significant assumptions within the valuation models are the discount rate, revenues, EBITDA margins and the long-term growth rate. See Note 1 – Summary of Significant Accounting Policies and Note 5 – Goodwill, Spectrum Licenses and Other Intangible Assets of the Notes to the Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for information regarding our annual impairment test and impairment charges.

Guarantee Liabilities

In 2013, we introduced a device trade-in program, Just Upgrade My Phone (“JUMP!”), which provides eligible customers a specified-price trade-in right to upgrade their device. Participating customers must finance the purchase of a device on an EIP and have a qualifying T-Mobile monthly wireless service plan, which is treated as a single multiple-element arrangement when entered into at or near the same time. Upon qualifying JUMP! program upgrades, the customers’ remaining EIP balance is settled provided they trade-in their eligible used device in good working condition and purchase a new device from us on a new EIP.

For customers who enroll in JUMP!, we defer and recognize a liability, for the portion of revenue which represents the estimated fair value of the specified-price trade-in right guarantee. The guarantee liability is valued based on various economic and customer behavioral assumptions, which requires judgment, including estimating the customer’s remaining EIP balance at trade-in, the expected fair value of the used device at trade-in, and the probability and timing of trade-in. When customers upgrade their device, the difference between the EIP balance credit to the customer and the fair value of the returned device is recorded against the guarantee liabilities. All assumptions are reviewed periodically.

Rent Expense

Most of the leases on our tower sites have fixed rent escalations which provide for periodic increases in the amount of rent payable over time. We calculate straight-line rent expense for each of these leases based on the fixed non-cancellable term of the lease plus all periods, if any, for which failure to renew the lease imposes a penalty on us in such amount that a renewal appears, at lease inception or significant modification, to be reasonably assured. We consider several factors in assessing whether renewal periods are reasonably assured of being exercised, including the continued maturation of our network nationwide, technological advances within the telecommunications industry and the availability of alternative sites. We make significant assumptions at lease inception in determining and assessing the factors that constitute a “penalty.” In doing so, we primarily consider costs incurred in acquiring and developing new sites, the useful life of site improvements and equipment costs, future economic conditions and the extent to which improvements in wireless technologies can be incorporated into a current assessment of whether an economic compulsion will exist in the future to renew a lease.

Income Taxes

We recognize deferred tax assets and liabilities based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates expected to be in effect when these differences are realized. A valuation allowance is maintained against deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of a deferred tax asset depends on the ability to generate sufficient taxable income of the appropriate character and in the appropriate taxing jurisdictions within the carryforward periods available. We consider many factors when determining whether a valuation allowance is needed, including recent cumulative earnings experience by taxing jurisdiction, expectations of future income, the carryforward periods available for tax reporting purposes and other relevant factors.

We account for uncertainty in income taxes recognized in the financial statements in accordance with the accounting guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We assess whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position and adjust the unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.

Accounting Pronouncements Not Yet Adopted

See Note 1 – Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements included in Item 8 of this Exhibit 99.1 for information regarding recently issued accounting standards.

Item 8. Financial Statements and Supplementary Data

Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of T-Mobile US, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of comprehensive income, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of T-Mobile US, Inc. and its subsidiaries at December 31, 2016 and December 31, 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting appearing under Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, the Company changed the presentation of imputed discount on

Equipment Installment Plan (“EIP”) receivables in 2017.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

February 14, 2017, except for the effects of the change in the presentation of the imputed discount on EIP receivables as discussed in Note 1, as to which the date is January 22, 2018

T-Mobile US, Inc.

Consolidated Balance Sheets

(in millions, except share and per share amounts)	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$5,500	$4,582
Short-term investments	—	2,998
Accounts receivable, net of allowances of $102 and $116	1,896	1,788
Equipment installment plan receivables, net	1,930	2,378
Accounts receivable from affiliates	40	36
Inventories	1,111	1,295
Asset purchase deposit	2,203	—
Other current assets	1,537	1,813

Total current assets	14,217	14,890

Property and equipment, net	20,943	20,000
Goodwill	1,683	1,683
Spectrum licenses	27,014	23,955
Other intangible assets, net	376	594
Equipment installment plan receivables due after one year, net	984	847
Other assets	674	444

Total assets	$65,891	$62,413

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$7,152	$8,084
Payables to affiliates	125	135
Short-term debt	354	182
Deferred revenue	986	717
Other current liabilities	405	410

Total current liabilities	9,022	9,528

Long-term debt	21,832	20,461
Long-term debt to affiliates	5,600	5,600
Tower obligations	2,621	2,658
Deferred tax liabilities	4,938	4,061
Deferred rent expense	2,616	2,481
Other long-term liabilities	1,026	1,067

Total long-term liabilities	38,633	36,328

Commitments and contingencies (Note 12)
Stockholders’ equity
5.50% Mandatory Convertible Preferred Stock Series A, par value $0.00001 per share, 100,000,000 shares authorized; 20,000,000 and 20,000,000 shares issued and outstanding; $1,000 and $1,000 aggregate liquidation value	—	—
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 827,768,818 and 819,773,724 shares issued, 826,357,331 and 818,391,219 shares outstanding	—	—
Additional paid-in capital	38,846	38,666
Treasury stock, at cost, 1,411,487 and 1,382,505 shares issued	(1)	—
Accumulated other comprehensive income (loss)	1	(1)
Accumulated deficit	(20,610)	(22,108)

Total stockholders’ equity	18,236	16,557

Total liabilities and stockholders’ equity	$65,891	$62,413

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile US, Inc.

Consolidated Statements of Comprehensive Income

	Year Ended December 31,
(in millions, except share and per share amounts)	2016	2015	2014
Revenues
Branded postpaid revenues	$18,138	$16,383	$14,392
Branded prepaid revenues	8,553	7,553	6,986
Wholesale revenues	903	692	731
Roaming and other service revenues	250	193	266

Total service revenues	27,844	24,821	22,375
Equipment revenues	8,727	6,718	6,789
Other revenues	919	928	756

Total revenues	37,490	32,467	29,920

Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	5,731	5,554	5,788
Cost of equipment sales	10,819	9,344	9,621
Selling, general and administrative	11,378	10,189	8,863
Depreciation and amortization	6,243	4,688	4,412
Cost of MetroPCS business combination	104	376	299
Gains on disposal of spectrum licenses	(835)	(163)	(840)
Other, net	—	—	5

Total operating expenses	33,440	29,988	28,148

Operating income	4,050	2,479	1,772

Other income (expense)
Interest expense	(1,418)	(1,085)	(1,073)
Interest expense to affiliates	(312)	(411)	(278)
Interest income	13	6	3
Other expense, net	(6)	(11)	(11)

Total other expense, net	(1,723)	(1,501)	(1,359)

Income before income taxes	2,327	978	413
Income tax expense	(867)	(245)	(166)

Net income	1,460	733	247
Dividends on preferred stock	(55)	(55)	—

Net income attributable to common stockholders	$1,405	$678	$247

Net income	$1,460	$733	$247
Other comprehensive income (loss), net of tax
Unrealized gain (loss) on available-for-sale securities, net of tax effect of $1, $(1) and $(1)	2	(2)	(2)

Other comprehensive income (loss)	2	(2)	(2)

Total comprehensive income	$1,462	$731	$245

Earnings per share
Basic	$1.71	$0.83	$0.31
Diluted	$1.69	$0.82	$0.30
Weighted average shares outstanding
Basic	822,470,275	812,994,028	805,284,712
Diluted	833,054,545	822,617,938	815,922,258

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile US, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
(in millions)	2016	2015	2014
Operating activities
Net income	$1,460	$733	$247
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	6,243	4,688	4,412
Stock-based compensation expense	235	201	196
Deferred income tax expense	914	256	122
Bad debt expense	477	547	444
Losses from sales of receivables	228	204	179
Deferred rent expense	121	167	225
Gains on disposal of spectrum licenses	(835)	(163)	(840)
Change in embedded derivatives	(25)	148	(18)
Changes in operating assets and liabilities
Accounts receivable	(603)	(259)	(90)
Equipment installment plan receivables	97	1,089	(2,429)
Inventories	(802)	(2,495)	(499)
Deferred purchase price from sales of receivables	(270)	(185)	(204)
Other current and long-term assets	(133)	(217)	(328)
Accounts payable and accrued liabilities	(1,201)	693	2,395
Other current and long-term liabilities	158	22	312
Other, net	71	(15)	22

Net cash provided by operating activities	6,135	5,414	4,146

Investing activities
Purchases of property and equipment, including capitalized interest of $142, $246 and $64	(4,702)	(4,724)	(4,317)
Purchases of spectrum licenses and other intangible assets, including deposits	(3,968)	(1,935)	(2,900)
Purchases of short-term investments	—	(2,997)	—
Sales of short-term investments	2,998	—	—
Other, net	(8)	96	(29)

Net cash used in investing activities	(5,680)	(9,560)	(7,246)

Financing activities
Proceeds from issuance of long-term debt	997	3,979	2,993
Proceeds from tower obligations	—	140	—
Repayments of capital lease obligations	(205)	(57)	(19)
Repayments of short-term debt for purchases of inventory, property and equipment, net	(150)	(564)	(418)
Repayments of long-term debt	(20)	—	(1,000)
Proceeds from exercise of stock options	29	47	27
Proceeds from issuance of preferred stock	—	—	982
Tax withholdings on share-based awards	(121)	(156)	(73)
Dividends on preferred stock	(55)	(55)	—
Other, net	(12)	79	32

Net cash provided by financing activities	463	3,413	2,524

Change in cash and cash equivalents	918	(733)	(576)
Cash and cash equivalents
Beginning of period	4,582	5,315	5,891

End of period	$5,500	$4,582	$5,315

Supplemental disclosure of cash flow information
Interest payments, net of amounts capitalized	$1,681	$1,298	$1,367
Income tax payments	25	54	36
Changes in accounts payable for purchases of property and equipment	285	46	402
Leased devices transferred from inventory to property and equipment	1,588	2,451	—
Returned leased devices transferred from property and equipment to inventory	(602)	(166)	—
Issuance of short-term debt for financing of property and equipment	150	500	256
Assets acquired under capital lease obligations	799	470	77

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile US, Inc.

Consolidated Statement of Stockholders’ Equity

(in millions, except shares)	Preferred Stock Outstanding	Common Stock Outstanding	Treasury Shares at Cost	Par Value and Additional Paid-in Capital	Accumulated Other Comprehensive Income (loss)	Accumulated Deficit	Total Stockholders’ Equity
Balance as of December 31, 2013	—	801,879,804	$—	$37,330	$3	$(23,088)	$14,245

Net income	—	—	—	—	—	247	247
Other comprehensive loss	—	—	—	—	(2)	—	(2)
Issuance of preferred stock	20,000,000	—	—	982	—	—	982
Stock-based compensation	—	—	—	196	—	—	196
Exercise of stock options	—	1,496,365	—	27	—	—	27
Issuance of vested restricted stock units	—	6,296,107	—	—	—	—	—
Shares withheld related to net share settlement of stock awards	—	(2,203,673)	—	(73)	—	—	(73)
Excess tax benefit from stock-based compensation	—	—	—	34	—	—	34
Other	—	—	—	7	—	—	7

Balance as of December 31, 2014	20,000,000	807,468,603	—	38,503	1	(22,841)	15,663

Net income	—	—	—	—	—	733	733
Other comprehensive loss	—	—	—	—	(2)	—	(2)
Stock-based compensation	—	—	—	227	—	—	227
Exercise of stock options	—	2,381,650	—	47	—	—	47
Stock issued for employee stock purchase plan	—	761,085	—	21	—	—	21
Issuance of vested restricted stock units	—	11,956,345	—	—	—	—	—
Shares withheld related to net share settlement of stock awards and stock options	—	(4,176,464)	—	(156)	—	—	(156)
Excess tax benefit from stock-based compensation	—	—	—	79	—	—	79
Dividends on preferred stock	—	—	—	(55)	—	—	(55)

Balance as of December 31, 2015	20,000,000	818,391,219	—	38,666	(1)	(22,108)	16,557

Net income	—	—	—	—	—	1,460	1,460
Other comprehensive income	—	—	—	—	2	—	2
Stock-based compensation	—	—	—	264	—	—	264
Exercise of stock options	—	982,904	—	29	—	—	29
Stock issued for employee stock purchase plan	—	1,905,534	—	63	—	—	63
Issuance of vested restricted stock units	—	7,712,463	—	—	—	—	—
Shares withheld related to net share settlement of stock awards and stock options	—	(2,605,807)	—	(122)	—	—	(122)
Transfer RSU to NQDC plan	—	(28,982)	(1)	1	—	—	—
Dividends on preferred stock	—	—	—	(55)	—	—	(55)
Prior year Retained Earnings (Note 1)	—	—	—	—	—	38	38

Balance as of December 31, 2016	20,000,000	826,357,331	$(1)	$38,846	$1	$(20,610)	$18,236

The accompanying notes are an integral part of these consolidated financial statements.

T-Mobile US, Inc.

Index for Notes to the Consolidated Financial Statements

T-Mobile US, Inc.

Notes to the Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies

Description of Business

T-Mobile US, Inc. (“T-Mobile,” “we,” “our,” “us” or the “Company”), together with its consolidated subsidiaries, is a leading provider of mobile communications services, including voice, messaging and data, under its flagship brands, T-Mobile and MetroPCS, in the United States (“U.S.”), Puerto Rico and the U.S. Virgin Islands. We provide mobile communications services primarily using 4G Long-Term Evolution (“LTE”) technology. We also offer a wide selection of wireless devices, including handsets, tablets and other mobile communication devices, and accessories for sale, as well as financing through Equipment Installment Plans (“EIP”) and leasing through JUMP On Demand™. Additionally, we provide reinsurance for handset insurance policies and extended warranty contracts offered to our mobile communications customers.

Basis of Presentation

The consolidated financial statements include the balances and results of operations of T-Mobile and our consolidated subsidiaries. We operate as a single operating segment. We consolidate majority-owned subsidiaries over which we exercise control, as well as variable interest entities (“VIE”) where we are deemed to be the primary beneficiary and VIEs, which cannot be deconsolidated, such as those related to Tower obligations. Intercompany transactions and balances have been eliminated in consolidation.

Certain prior year amounts relating to the adoption of Accounting Standards Update (“ASU”) 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” have been reclassified to conform to the current presentation. See “Accounting Pronouncements Adopted During the Current Year” below.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires our management to make estimates and assumptions which affect the financial statements and accompanying notes. Examples include service revenues earned but not yet billed, service revenues billed but not yet earned, relative selling prices, allowances for uncollectible accounts and sales returns, discounts for imputed interest on EIP receivables, guarantee liabilities, losses incurred but not yet reported, tax liabilities, deferred income taxes including valuation allowances, useful lives of long-lived assets, cost estimates of asset retirement obligations, residual values on leased handsets, reasonably assured renewal terms for operating leases, stock-based compensation forfeiture rates, and fair value measurements related to goodwill, spectrum licenses, intangible assets, and derivative financial instruments. Estimates are based on historical experience, where applicable, and other assumptions which our management believes are reasonable under the circumstances. These estimates are inherently subject to judgment and actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid money market funds and U.S. Treasury securities with remaining maturities of three months or less at the date of purchase.

Short-Term Investments

Our short-term investments consist of U.S. Treasury securities classified as available for sale, which are stated at fair value and have remaining maturities of more than three months at the date of purchase. Unrealized gains and losses, net of related income taxes, on available for sale securities are reported as net increases and decreases to Accumulated other comprehensive income (loss) (“AOCI”), a component of stockholders’ equity, until realized. The estimated fair values of our short-term investments are based on quoted market prices as of the end of the reporting period. The U.S. Treasury securities reported as of December 31, 2015 matured during 2016.

We review our available-for-sale securities for impairment on a quarterly basis or more often if a potential loss-triggering event occurs. If there has been a decline in the fair value below the amortized cost basis, we assess whether the impairment is other- than-temporary by considering, among other factors, the reason for the decline in fair value, our intent to sell the security, whether it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis and whether we do not expect to recover the entire amortized cost basis of the security. If we determine the impairment is other- than-temporary, we record a charge to Other expense, net in our Consolidated Statements of Comprehensive Income.

Accounts Receivable and Allowances

Accounts receivable consist primarily of amounts billed and currently due from customers, other carriers and third-party retail channels (“dealers”), as well as revenues earned but not yet billed at the end of each period. Accounts receivable not held for sale are reported in the balance sheet at outstanding principal adjusted for any charge-offs and the allowance for credit losses. Accounts receivable held for sale are reported at the lower of amortized cost or fair value. We have an arrangement to sell the majority of service accounts receivable on a revolving basis, which are treated as sales of financial assets. We maintain an allowance for estimated losses inherent in the accounts receivable portfolio based on a number of factors, including historical experience and current collection trends, aging of the receivable portfolio, credit quality of the customer base and other qualitative factors such as macro-economic conditions. We write off account balances if collection efforts are unsuccessful and the receivable balance is deemed uncollectible, based on customer credit ratings and the length of time from the original billing date.

Equipment Installment Plan Receivables

We offer certain retail customers the option to pay for their devices and other purchases in installments over a period of up to 24 months using an EIP. EIP not held for sale are reported in the balance sheet at outstanding principal adjusted for any charge- offs, allowance for credit losses and unamortized discounts. Accounts receivable held for sale are reported at the lower of amortized cost or fair value. At the time of an installment sale, we impute a discount for interest as there is no stated rate of interest on the EIP receivables and record the EIP receivables at their present value, which is determined by discounting future payments at the imputed interest rate. The difference between the present value of the EIP receivables and their face amount results in a discount which is recorded as a direct reduction to the carrying value with a corresponding reduction to equipment revenues in our Consolidated Statements of Comprehensive Income. We determine the imputed discount rate based primarily on current market interest rates and the amount of expected credit losses on the EIP receivables. As a result, we do not recognize a separate valuation allowance at the time of issuance as the effects of uncertainty about future cash flows are included in the initial present value measurement of the receivable. The imputed discount on EIP receivables is amortized over the financed installment term using the effective interest method and recognized as Other revenues in our Consolidated Statements of Comprehensive Income.

Subsequent to the initial determination of the imputed discount, we assess the need for and, if necessary, recognize an allowance for credit losses to the extent the amount of estimated probable losses on the gross EIP receivable balances exceed the remaining unamortized imputed discount balances. The allowance is based on a number of factors, including collection experience, aging of the EIP receivable portfolio, credit quality of the customer base and other qualitative factors such as macro-economic conditions. We write off account balances if collection efforts are unsuccessful and the receivable balance is deemed uncollectible, based on customer credit ratings and the length of time from the original billing date. Equipment sales not reasonably assured to be collectible are recorded on a cash basis as payments are received.

The current portion of the EIP receivables is included in Equipment installment plan receivables, net and the long-term portion of the EIP receivables is included in Equipment installment plan receivables due after one year, net in our Consolidated Balance Sheets. We have an arrangement to sell certain EIP receivables on a revolving basis, which are treated as sales of financial assets.

Inventories

Inventories consist primarily of wireless devices and accessories, which are valued at the lower of cost or market. Cost is determined using standard cost which approximates average cost. Shipping and handling costs paid to wireless device and accessories vendors, and costs to refurbish used devices recovered through our device upgrade programs are included in the standard cost of inventory. We record inventory write-downs to net realizable value for obsolete and slow-moving items based on inventory turnover trends and historical experience.

Long-Lived Assets

Long-lived assets include assets that do not have indefinite lives, such as property and equipment and other intangible assets. We assess potential impairments to our long-lived assets when events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. If any indicators of impairment are present, we test recoverability. The carrying value of a long-lived asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to be generated from the use and eventual disposition of the asset or asset group. If the undiscounted cash flows do not exceed the asset or asset group’s carrying amount, then an impairment loss is recorded, measured as the amount by which the carrying amount of a long-lived asset or asset group exceeds its fair value.

Property and Equipment

Property and equipment consists of buildings and equipment, wireless communication systems, leasehold improvements, capitalized software, leased wireless devices and construction in progress. Buildings and equipment include certain network server equipment. Wireless communication systems include assets to operate our wireless network and IT data centers, including tower assets and leasehold improvements, assets related to the liability for the retirement of long-lived assets and capital leases. Leasehold improvements include asset improvements other than those related to the wireless network.

Property and equipment are recorded at cost less accumulated depreciation and impairments, if any, in Property and equipment, net on our Consolidated Balance Sheets. We generally depreciate property and equipment over the period the property and equipment provide economic benefit. Depreciable life studies are performed periodically to confirm the appropriateness of useful lives for certain categories of property and equipment. These studies take into account actual usage, physical wear and tear, replacement history and assumptions about technology evolution. When these factors indicate the useful life of an asset is different from the previous assessment, the remaining book value is depreciated prospectively over the adjusted remaining estimated useful life. Leasehold improvements are depreciated over the shorter of their estimated useful lives or the related lease term.

In 2015, we introduced JUMP! On Demand which allows customers to lease a device over a period up to 18 months and upgrade it for a new one up to three times in a 12 month period. To date, all of our leased devices were classified as operating leases by considering critical elements of the lease arrangement such as the lease term and the economic life, fair value and residual value of the device. At operating lease inception, leased wireless devices are transferred from inventory to property and equipment. Leased wireless devices are depreciated to their estimated residual value over the period expected to provide utility to us, which is generally the lease term. Revenues associated with the leased wireless devices, net of incentives, are generally recognized over the lease term. Upon device upgrade or at lease end, customers must return or purchase their device. Returned devices transferred from Property and equipment, net are recorded as inventory and are valued at the lower of cost or market with any write-down to market recognized as Cost of equipment sales in our Consolidated Statements of Comprehensive Income.

Costs of major replacements and improvements are capitalized. Repair and maintenance expenditures which do not enhance or extend the asset’s useful life are charged to operating expenses as incurred. Construction costs, labor and overhead incurred in the expansion or enhancement of our wireless network are capitalized. Capitalization commences with pre-construction period administrative and technical activities, which includes obtaining leases, zoning approvals and building permits, and ceases at the point at which the asset is ready for its intended use. We capitalize interest associated with the acquisition or construction of certain property and equipment. Capitalized interest is reported as a reduction in interest expense and depreciated over the useful life of the related assets.

Future obligations related to capital leases are included in Short-term debt and Long-term debt in our Consolidated Balance Sheets. Depreciation of assets held under capital leases is included in Depreciation and amortization expense in our Consolidated Statements of Comprehensive Income.

We record an asset retirement obligation for the fair value of legal obligations associated with the retirement of tangible long- lived assets and a corresponding increase in the carrying amount of the related asset in the period in which the obligation is incurred. In periods subsequent to initial measurement, we recognize changes in the liability resulting from the passage of time and revisions to either the timing or the amount of the original estimate. Over time, the liability is accreted to its present value and the capitalized cost is depreciated over the estimated useful life of the asset. Our obligations relate primarily to certain legal obligations to remediate leased property on which our network infrastructure and administrative assets are located.

We capitalize certain costs incurred in connection with developing or acquiring internal use software. Capitalization of software costs commences once the final selection of the specific software solution has been made and management authorizes and commits to funding the software project. Capitalized software costs are included in Property and equipment, net in our Consolidated Balance Sheets and are amortized on a straight-line basis over the estimated useful life of the asset. Costs incurred during the preliminary project stage, as well as maintenance and training costs are expensed as incurred.

Other Intangible Assets

Intangible assets that do not have indefinite useful lives are amortized over their estimated useful lives. Customer lists are amortized using the sum-of-the-years-digits method over the expected period in which the relationship is expected to contribute to future cash flows. The remaining finite-lived intangible assets are amortized using the straight-line method.

Goodwill and Indefinite-Lived Intangible Assets

Goodwill

Goodwill consists of the excess of the purchase price over the fair value of identifiable net assets acquired in a business combination.

Spectrum Licenses

Spectrum licenses are carried at costs incurred to acquire the spectrum licenses and the costs to prepare the spectrum licenses for their intended use, such as costs to clear acquired spectrum licenses. The Federal Communications Commission (“FCC”) issues spectrum licenses which provide us with the exclusive right to utilize designated radio frequency spectrum within specific geographic service areas to provide wireless communication services. While spectrum licenses are issued for a fixed period of time, typically for up to fifteen years, the FCC has granted license renewals routinely and at a nominal cost. The spectrum licenses held by us expire at various dates. We believe we will be able to meet all requirements necessary to secure renewal of our spectrum licenses at nominal costs. Moreover, we determined there are currently no legal, regulatory, contractual, competitive, economic or other factors that limit the useful lives of our spectrum licenses. Therefore, we determined the spectrum licenses should be treated as indefinite-lived intangible assets.

At times, we enter into agreements to sell or exchange spectrum licenses. Upon entering into the arrangement, if the transaction has been deemed to have commercial substance, spectrum licenses are reviewed for impairment and transferred at their carrying value, net of any impairment, to assets held for sale included in Other current assets in our Consolidated Balance Sheets until approval and completion of the exchange or sale. Upon closing of the transaction, spectrum licenses acquired as part of an exchange of nonmonetary assets are valued at fair value and the difference between the fair value of the spectrum licenses obtained, book value of the spectrum licenses transferred and cash paid, if any, is recognized as a gain and included in Gains on disposal of spectrum licenses in our Consolidated Statements of Comprehensive Income. Our fair value estimates of spectrum licenses are based on information for which there is little or no observable market data. If the transaction lacks commercial substance or the fair value is not measurable, the acquired spectrum licenses are recorded at the book value of the assets transferred or exchanged.

Impairment

We assess the carrying value of our goodwill and other indefinite-lived intangible assets, such as our spectrum licenses, for potential impairment annually as of December 31, or more frequently if events or changes in circumstances indicate such assets might be impaired.

We may elect to first perform a qualitative assessment to determine whether it is more likely than not the fair value of the single reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If we do not perform a qualitative assessment, or if the qualitative assessment indicates it is more likely than not the fair value of the single reporting unit is less than its carrying amount, goodwill is tested for impairment based on a two-step test. In the first step, we compare the fair value of the reporting unit to the carrying value. The fair value of the reporting unit is determined using a market approach, which is based on market capitalization. If the fair value is less than the carrying value, the second step is performed. In the second step, we determine the fair values of all of the assets and liabilities of the reporting unit, including those that may not be currently recorded. The excess of the fair value of the reporting unit over the sum of the fair value of all of those assets and liabilities represents the implied goodwill amount. If the implied fair value of goodwill is lower than its carrying amount, an impairment loss is recognized for the difference.

We test our spectrum licenses for impairment on an aggregate basis, consistent with our management of the overall business at a national level. We may elect to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of an intangible asset group is less than its carrying value. If we do not perform the qualitative assessment, or if the qualitative assessment indicates it is more likely than not the fair value of the intangible asset group is less than its carrying amount, we calculate the estimated fair value of the intangible asset group. If the estimated fair value of the spectrum licenses is lower than their carrying amount, an impairment loss is recognized for the difference. We estimate fair value using the Greenfield approach, which is an income approach, to estimate the price at which an orderly transaction to sell the asset would take place between market participants at the measurement date under current market conditions.

Guarantee Liabilities

We offer a device trade-in program, Just Upgrade My Phone (“JUMP!”), which provides eligible customers a specified-price trade-in right to upgrade their device. Participating customers must finance the purchase of a device on an EIP and have a qualifying T-Mobile monthly wireless service plan, which is treated as a single multiple-element arrangement when entered into at or near the same time. Upon a qualifying JUMP! program upgrade, the customer’s remaining EIP balance is settled provided they trade-in their eligible used device in good working condition and purchase a new device from us on a new EIP.

For customers who enroll in JUMP!, we defer and recognize a liability for the portion of revenue which represents the estimated fair value of the specified-price trade-in right guarantee. The guarantee liability is valued based on various economic and customer behavioral assumptions, which requires judgment, including estimating the customer’s remaining EIP balance at trade-in, the expected fair value of the used device at trade-in, and the probability and timing of trade-in. We assess our guarantee liability at each reporting date to determine if facts and circumstances would indicate the incurrence of an incremental contingent liability is probable and if so, reasonably estimable. The recognition and subsequent adjustments of the contingent guarantee liability as a result of these assessments are recorded as adjustments to revenue. When customers upgrade their device, the difference between the EIP balance credit to the customer and the fair value of the returned device is recorded against the guarantee liabilities.

Fair Value Measurements

We carry certain assets and liabilities at fair value. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The three tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs based on the observability as of the measurement date, is as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities;

Level 2	Observable inputs other than the quoted prices in active markets for identical assets and liabilities; and

Level 3	Unobservable inputs for which there is little or no market data, which require us to develop assumptions of what market participants would use in pricing the asset or liability.

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the placement of assets and liabilities being measured within the fair value hierarchy.

The carrying values of cash and cash equivalents, short-term investments, accounts receivable, accounts receivable from affiliates and accounts payable approximate fair value due to the short-term maturities of these instruments. The carrying values of EIP receivables approximate fair value as the receivables are recorded at their present value, net of unamortized discount and allowance for credit losses. There were no financial instruments with a carrying value materially different from their fair value, based on quoted market prices or rates for the same or similar instruments, or internal valuation models.

Derivative Financial Instruments

Derivative financial instruments primarily relate to embedded derivatives for certain components of the reset feature of the Senior Reset Notes to affiliates, which are required to be bifurcated and are recorded on the Consolidated Balance Sheets at fair value. Changes in fair value are recognized in Interest expense to affiliates in our Consolidated Statements of Comprehensive Income. We do not enter into derivatives for trading or speculative purposes.

Revenue Recognition

We primarily generate our revenue from providing wireless services to customers and selling or leasing devices and accessories. We offer our wireless services and devices to customers through bundled arrangements, which may be comprised of multiple contracts entered into with a customer at or near the same time. In recognizing revenue, we assess such agreements as a single bundled arrangement that may involve multiple deliverables, which include wireless services, wireless devices or a combination thereof, and allocated revenue between each deliverable based on the relative selling prices of each deliverable on a standalone basis.

In June 2016, we introduced #GetThanked, which offers eligible customers the following free promotional items as part of their T-Mobile service:

•	T-Mobile stock - A share of T-Mobile stock to eligible new (through December 31, 2016) or existing (as of June 6, 2016) customers. Shares issued to customers under this promotion are purchased by an independent third-party broker in the open market on behalf of eligible customers. The associated cost, which is paid by T-Mobile, is recorded as a reduction of service revenue for existing customers and as a reduction of equipment revenue for new customers in our Consolidated Statements of Comprehensive Income. Through December 31, 2016, existing eligible customers can also receive a share of T-Mobile stock (subject to a maximum of 100 shares in a calendar year) for every new active account they refer, purchased by the third-party broker and paid for by T-Mobile. The cost of shares issued under this refer-a-friend program are included in Selling, general and administrative expense in our Consolidated Statements of Comprehensive Income;

•	Weekly surprise items - Each Tuesday, eligible customers who download the T-Mobile Tuesday app are informed about and can redeem products and services offered by participating business partners. The associated cost is included in Selling, general and administrative expense in our Consolidated Statements of Comprehensive Income; and

•	In-flight Wi-Fi - A full hour of in-flight Wi-Fi free to eligible customers on their smartphone on all Gogo-equipped domestic flights. The associated cost, which is paid by T-Mobile, is included in Cost of services in our Consolidated Statements of Comprehensive Income.

Wireless Services Revenue

We generate our wireless service revenues from providing access to, and usage of, our wireless communications network. Service revenues also include revenues earned for providing value added services to customers, such as handset insurance services. Service revenues are billed either in advance or arrears or are prepaid and are recognized when the service is rendered and all other revenue recognition criteria have been met. Revenues that are not reasonably assured to be collectible are recorded on a cash basis as payments are received. The recognition of prepaid revenue is deferred until services are rendered or the prepaid balance expires. Incentives given to customers are recorded as a reduction to revenue. We recognize service revenues for Data Stash plans when such services are delivered and the data is consumed, or at time of forfeiture or expiration. Revenues relating to unused data that is carried over to the following month are deferred and valued based on their relative standalone selling price. Revenue is recorded gross for arrangements involving the resale of third-party services where we are considered the primary obligor and is recorded net of associated costs incurred for services whereby we are not considered the primary obligor.

Federal Universal Service Fund (“USF”) and other fees are assessed by various governmental authorities in connection with the services we provide to our customers. When we separately bill and collect these regulatory fees from customers, they are recorded gross in Total service revenues and cost of services in our Consolidated Statements of Comprehensive Income. For the years ended December 31, 2016, 2015 and 2014, we recorded approximately $409 million, $334 million and $349 million, respectively, of USF and other fees on a gross basis.

Equipment Revenues

We generate equipment revenues from the sale or lease of mobile communication devices and accessories. Device and accessory sales revenues are generally recognized when the products are delivered to, and accepted by, the customer or dealer. We defer a portion of equipment revenues and cost of equipment sales for expected device returns based on historical experience. We offer certain customers the option to pay for devices and accessories in installments using an EIP. See EIP Receivables section above for further information.

In addition, for customers enrolled in JUMP!, we separate the JUMP! trade-in right from the multiple element arrangement at its fair value and defer the portion of revenue which represents the fair value of the trade-in right. See Guarantee Liabilities section above for further information. In 2015, we introduced JUMP! On Demand, which allows customers to lease a device and upgrade their leased wireless device for a new one up to three times in a 12 month period. Leased wireless devices are accounted for as operating leases and lease revenues are recognized as earned on a straight-line basis over the lease term. The residual value of purchased leased devices is recorded as equipment revenues and cost of equipment sales. See Property and Equipment section above for further information.

Rent Expense

We have operating leases for cell sites, retail locations, corporate offices and dedicated transportation lines, some of which have escalating rentals during the initial lease term and during subsequent optional renewal periods. We recognize rent expense on a straight-line basis, over the non-cancelable lease term and renewal periods that are considered reasonably assured at the inception of the lease. We consider several factors in assessing whether renewal periods are reasonably assured of being exercised, including the continued maturation of our network nationwide, technological advances within the telecommunications industry and the availability of alternative sites.

Advertising Expense

We expense the cost of advertising and other promotional expenditures to market our services and products as incurred. For the years ended December 31, 2016, 2015 and 2014, advertising expenses included in Selling, general and administrative expenses in our Consolidated Statements of Comprehensive Income were $1.7 billion, $1.6 billion and $1.4 billion, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized based on temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates expected to be in effect when these differences are realized. A valuation allowance is recorded when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of a deferred tax asset depends on the ability to generate sufficient taxable income of the appropriate character and in the appropriate taxing jurisdictions within the carryforward periods available.

We account for uncertainty in income taxes recognized in the financial statements in accordance with the accounting guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We assess whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position and adjust the unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) consists of adjustments, net of tax, related to unrealized gains (losses) on available-for-sale securities. This is reported in AOCI as a separate component of stockholders’ equity until realized in earnings.

Stock-Based Compensation

Stock-based compensation cost for stock awards, which include restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”), is measured at fair value on the grant date and recognized as expense, net of expected forfeitures, over the related service period. The fair value of stock awards is based on the closing price of our common stock on the date of grant. RSUs are recognized as expense using the straight-line method. PSUs are recognized as expense following a graded vesting schedule.

Earnings Per Share

Basic earnings per share is computed by dividing Net income attributable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by giving effect to all potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of outstanding stock options, RSUs and PRSUs, calculated using the treasury stock method, and mandatory convertible preferred stock (“preferred stock”), calculated using the if-converted method.

Variable Interest Entities

VIEs are entities which lack sufficient equity to permit the entity to finance its activities without additional subordinated financial support from other parties, have equity investors which do not have the ability to make significant decisions relating to the entity’s operations through voting rights, do not have the obligation to absorb the expected losses or do not have the right to receive the residual returns of the entity. The most common type of VIE is a special purpose entity (“SPE”). SPEs are commonly used in securitization transactions in order to isolate certain assets and distribute the cash flows from those assets to investors. SPEs are generally structured to insulate investors from claims on the SPE’s assets by creditors of other entities, including the creditors of the seller of the assets.

The primary beneficiary is required to consolidate the assets and liabilities of the VIE. The primary beneficiary is the party which has both the power to direct the activities of an entity that most significantly impact the VIE’s economic performance, and through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE which could potentially be significant to the VIE. We consolidate VIEs when we are deemed to be the primary beneficiary or when the VIE cannot be deconsolidated.

In assessing which party is the primary beneficiary, all the facts and circumstances are considered, including each party’s role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes, first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE (such as asset managers and servicers) or have the right to unilaterally remove those decision-makers are deemed to have the power to direct the activities of a VIE.

Change in Accounting Principle

Effective January 1, 2017, the imputed discount on EIP receivables, which is amortized over the financed installment term using the effective interest method, and was previously presented within Interest income in our Consolidated Statements of Comprehensive Income, is now presented within Other revenues in our Consolidated Statements of Comprehensive Income. We believe this presentation is preferable because it provides a better representation of amounts earned from our major ongoing operations and aligns with industry practice thereby enhancing comparability. We have applied this change retrospectively and presented the effect on the years ended December 31, 2016, 2015 and 2014, in the tables below:

	Year Ended December 31, 2016
(in millions)	As Filed	Change in Accounting Principle	As Adjusted
Other revenues	$671	$248	$919
Total revenues	37,242	248	37,490
Operating income	3,802	248	4,050
Interest income	261	(248)	13
Total other expense, net	(1,475)	(248)	(1,723)
Net income	1,460	—	1,460

	Year Ended December 31, 2015
(in millions)	As Filed	Change in Accounting Principle	As Adjusted
Other revenues	$514	$414	$928
Total revenues	32,053	414	32,467
Operating income	2,065	414	2,479
Interest income	420	(414)	6
Total other expense, net	(1,087)	(414)	(1,501)
Net income	733	—	733

	Year Ended December 31, 2014
(in millions)	As Filed	Change in Accounting Principle	As Adjusted
Other revenues	$400	$356	$756
Total revenues	29,564	356	29,920
Operating income	1,416	356	1,772
Interest income	359	(356)	3
Total other expense, net	(1,003)	(356)	(1,359)
Net income	247	—	247

The change in accounting principle did not have an impact on basic or diluted earnings per share for the years ended December 31, 2016, 2015 and 2014 or Accumulated deficit as of December 31, 2016 and 2015. Certain financial information and footnotes included herein have been recast from the financial information and footnotes included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 14, 2017, to reflect the change in accounting principle.

Accounting Pronouncements Adopted During the Current Year

In March 2016, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (ASU) 2016-09, “Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting,” which simplifies several aspects of the accounting for shared-based payment transactions, including income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. We elected to adopt this standard effective as of January 1, 2016. The impacts on our consolidated financial statements from the adoption of this standard are as follows:

•	Consolidated Balance Sheets - A $38 million decrease to the January 1, 2016 Accumulated deficit balance from the recognition, on a modified retrospective basis, of all previously unrecognized income tax attributes related to share- based payments;

•	Consolidated Statements of Comprehensive Income - On a prospective basis, all excess tax benefits and deficiencies related to share-based payments will be recognized through Income tax expense. Prior period amounts were not adjusted; and

•	Consolidated Statements of Cash Flows - On a prospective basis, as permitted, excess tax benefits related to share- based payments will be presented as operating activities. Prior period amounts were not adjusted.

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” The standard requires debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected. We adopted this new guidance in the first quarter of 2016 and applied the changes retrospectively. The implementation of this standard did not have a significant impact on our consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The standard requires us to assess our ability to continue as a going concern each interim and annual reporting period and provide certain disclosures if there is substantial doubt about our ability to continue as a going concern, including management’s plan to alleviate the substantial doubt. We adopted this new guidance in the fourth quarter of 2016. The implementation of this standard did not have an impact on our consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), and has since modified the standard with several ASU’s.

The standard requires entities to recognize revenue through the application of a five-step model, which includes the: identification of the contract; identification of the performance obligations; determination of the transaction price; allocation of the transaction price to the performance obligations; and recognition of revenue as the entity satisfies the performance obligations.

The standard becomes effective for us beginning January 1, 2018; however, early adoption with the original effective date for periods beginning January 1, 2017 is permitted. We plan to adopt the standard when it becomes effective for us beginning January 1, 2018.

The guidance permits two methods of adoption, the full retrospective method applying the standard to each prior reporting period presented, or the modified retrospective method with a cumulative effect of initially applying the guidance recognized at the date of initial application. The standard also allows entities to apply certain practical expedients at their discretion. We currently anticipate adopting the standard using the modified retrospective method with a cumulative catch up adjustment and providing additional disclosures comparing results to previous rules.

We continue to evaluate the impact of the new standard on our consolidated financial statements but anticipate this standard will have a material impact on our consolidated financial statements. While we are continuing to assess all potential impacts of the standard, we currently believe the most significant impacts may include the following items:

•	Whether our EIP contracts contain a significant financing component, which is similar to our current practice of imputing interest, and would similarly impact the amount of revenue recognized at the time of an EIP sale and whether or not a portion of the revenue is recognized as interest rather than equipment revenue.

•	As we currently expense contract acquisition costs and believe that the requirement to defer incremental contract acquisition costs and recognize them over the term of the initial contract and anticipated renewal contracts to which the costs relate will have a significant impact to our consolidated financial statements.

•	Whether bill credits earned over time result in extended service contracts, which would impact the allocation and timing of revenue between service revenue and equipment revenue.

•	Overall, with the exception of the aforementioned impacts, we do not expect that the new standard will result in a substantive change to the method of allocation of contract revenues between various services and equipment, nor to the timing of when revenues are recognized for most of our service contracts.

We are still in the process of evaluating these impacts, and our initial assessment may change as we continue to refine our systems, process and assumptions.

We are in the process of implementing significant new revenue accounting systems, processes and internal controls over revenue recognition which will ultimately assist us in the application of the new standard.

In February 2016, the FASB issued ASU 2016-02, “Leases.” The standard requires all lessees to report a right-of-use asset and a lease liability for most leases. The income statement recognition is similar to existing lease accounting and is based on lease classification. The standard requires lessees and lessors to classify most leases using principles similar to existing lease accounting, but eliminates the “bright line” classification tests. For lessors, the standard modifies the classification criteria and the accounting for sales-type and direct financing leases. The standard will become effective for us beginning January 1, 2019 and will require recognizing and measuring leases at the beginning of the earliest period presented using a modified retrospective approach. Early adoption is permitted. We are currently evaluating the standard and the timing of adoption but expect that it will have a material impact on our consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The standard requires a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectibility of the reported amount. The standard will become effective for us beginning January 1, 2020 and will require a cumulative-effect adjustment to Accumulated deficit as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). Early adoption is permitted for us as of January 1, 2019. We are currently evaluating the impact this guidance will have on our consolidated financial statements and the timing of adoption.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” The standard provides guidance on how certain cash receipts and payments are presented and classified in the statement of cash flows, including beneficial interests in securitization, which would impact the presentation of the deferred purchase price from sales of receivables. The standard is intended to reduce current diversity in practice. The standard will become effective for us beginning January 1, 2018 and will require a retrospective approach. Early adoption is permitted, including adoption in an interim period. We are currently evaluating the impact this guidance will have on our consolidated financial statements and the timing of adoption.

In October 2016, the FASB issued ASU 2016-16, “Accounting for Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory.” The standard requires that the income tax impact of intra-entity sales and transfers of property, except for inventory, be recognized when the transfer occurs. The standard will become effective for us beginning January 1, 2018 and will require any deferred taxes not yet recognized on intra-entity transfers to be recorded to retained earnings under a modified retrospective approach. Early adoption is permitted. We are currently evaluating the standard, but expect that it will not have a material impact on our consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash.” The standard requires entities to include in their cash and cash-equivalent balances in the statement of cash flows those amounts that are deemed to be restricted cash and restricted cash equivalents. The ASU does not define the terms “restricted cash” and “restricted cash equivalents.” The standard will be effective for us beginning January 1, 2018 and will require a retrospective approach. Early adoption is permitted. We are currently evaluating the standard, but expect that it will not have a material impact on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The standard eliminates the requirement to measure the implied fair value of goodwill by assigning the fair value of a reporting unit to all assets and liabilities within that unit (“the Step 2 test”) from the goodwill impairment test. Instead, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited by the amount of goodwill in that reporting unit. The standard will become effective for us beginning January 1, 2020 and must be applied to any annual or interim goodwill impairment assessments after that date. Early adoption is permitted. We are currently evaluating the standard, but expect that it will not have a material impact on our consolidated financial statements.

Note 2 – Equipment Installment Plan Receivables

We offer certain retail customers the option to pay for their devices and accessories in installments over a period of up to 24 months using an EIP.

The following table summarizes the EIP receivables:

(in millions)	December 31, 2016	December 31, 2015
EIP receivables, gross	$3,230	$3,558
Unamortized imputed discount	(195)	(185)

EIP receivables, net of unamortized imputed discount	3,035	3,373
Allowance for credit losses	(121)	(148)

EIP receivables, net	$2,914	$3,225

Classified on the balance sheet as:
Equipment installment plan receivables, net	$1,930	$2,378
Equipment installment plan receivables due after one year, net	984	847

EIP receivables, net	$2,914	$3,225

We use a proprietary credit scoring model that measures the credit quality of a customer at the time of application for mobile communications service using several factors, such as credit bureau information, consumer credit risk scores and service plan characteristics. Based upon customer credit profiles, we classify EIP receivables into the credit categories of “Prime” and “Subprime.” Prime customer receivables are those with lower delinquency risk and Subprime customer receivables are those with higher delinquency risk. Subprime customers may be required to make a down payment on their equipment purchases. In addition, certain customers within the Subprime category are required to pay an advance deposit.

EIP receivables for which invoices have not yet been generated for the customer are classified as Unbilled. EIP receivables for which invoices have been generated but which are not past the contractual due date are classified as Billed – Current. EIP receivables for which invoices have been generated and the payment is past the contractual due date are classified as Billed – Past Due.

The balance and aging of the EIP receivables on a gross basis by credit category were as follows:

	December 31, 2016			December 31, 2015
(in millions)	Prime	Subprime	Total	Prime	Subprime	Total
Unbilled	$1,343	$1,686	$3,029	$1,593	$1,698	$3,291
Billed – Current	51	77	128	77	91	168
Billed – Past Due	25	48	73	37	62	99

EIP receivables, gross	$1,419	$1,811	$3,230	$1,707	$1,851	$3,558

The increase in subprime EIP receivables as a percentage of total EIP receivables is primarily due to the EIP sale arrangement funding increase during the year ended December 31, 2016.

Activity for the years ended December 31, 2016 and 2015 in the unamortized imputed discount and allowance for credit losses balances for the EIP receivables was as follows:

(in millions)	December 31, 2016	December 31, 2015
Imputed discount and allowance for credit losses, beginning of year	$333	$448
Bad debt expense	250	365
Write-offs, net of recoveries	(277)	(333)
Change in imputed discount on short-term and long-term EIP receivables	186	(84)
Impacts from sales of EIP receivables	(176)	(63)

Imputed discount and allowance for credit losses, end of year	$316	$333

The EIP receivables had weighted average effective imputed interest rates of 9.0% and 8.8% as of December 31, 2016 and 2015, respectively.

Note 3 – Sales of Certain Receivables

We have entered into transactions to sell certain service and EIP accounts receivables. The transactions, including our continuing involvement with the sold receivables and the respective impacts to our financial statements, are described below.

Sales of Service Receivables

Overview of the Transaction

In 2014, we entered into an arrangement to sell certain service accounts receivables on a revolving basis with a maximum funding commitment of $750 million (the “service receivable sale arrangement”). In November 2016, the arrangement was amended to increase the maximum funding commitment to $950 million with a scheduled expiration date in March 2018. As of December 31, 2016 and 2015, the service receivable sale arrangement provided funding of $907 million and $750 million, respectively. Sales of receivables occur daily and are settled on a monthly basis. The receivables consist of service charges currently due from customers and are short-term in nature.

In connection with the service receivable sale arrangement, we formed a wholly-owned subsidiary, which qualifies as a bankruptcy remote entity to sell service accounts receivables (the “Service BRE”). The Service BRE does not qualify as a Variable Interest Entity (“VIE”), and due to the significant level of control we exercise over the entity, it is consolidated. Pursuant to the arrangement, certain of our wholly-owned subsidiaries transfer selected receivables to the Service BRE. The Service BRE then sells the receivables to an unaffiliated entity (the “Service VIE”), which was established to facilitate the sale of beneficial ownership interests in the receivables to certain third parties.

Variable Interest Entity

We determined that the Service VIE qualifies as a VIE as it lacks sufficient equity to finance its activities. We have a variable interest in the Service VIE, but are not the primary beneficiary as we lack the power to direct the activities that most significantly impact the Service VIE’s economic performance. Those activities include committing the Service VIE to legal agreements to purchase or sell assets, selecting which receivables are purchased in the service receivable sale arrangement, determining whether the Service VIE will sell interests in the purchased service receivables to other parties, funding of the entities and servicing of receivables. We do not hold the power to direct the key decisions underlying these activities. For example, while we act as the servicer of the sold receivables, which is considered a significant activity of the Service VIE, we are acting as an agent in our capacity as the servicer and the counterparty to the service receivable sale arrangement has the ability to remove us as the servicing agent of the receivables at will with no recourse available to us. As we have determined we are not the primary beneficiary, the results of the Service VIE are not consolidated into our consolidated financial statements.

The following table summarizes the carrying amounts and classification of assets, which consists primarily of the deferred purchase price and liabilities included in our Consolidated Balance Sheets that relate to our variable interest in the Service VIE:

(in millions)	December 31, 2016	December 31, 2015
Other current assets	$207	$206
Accounts payable and accrued liabilities	17	—
Other current liabilities	129	73

Sales of EIP Receivables

Overview of the Transaction

In 2015, we entered into an arrangement to sell certain EIP accounts receivables on a revolving basis with a maximum funding commitment of $800 million (the “EIP sale arrangement”). In June 2016, the EIP sale arrangement was amended to increase the maximum funding commitment to $1.3 billion with a scheduled expiration date in November 2017. As of December 31, 2016 and 2015, the EIP sale arrangement provided funding of $1.2 billion and $800 million, respectively. Sales of EIP receivables occur daily and are settled on a monthly basis. The receivables consist of customer EIP balances, which require monthly customer payments for up to 24 months.

In connection with this EIP sale arrangement, we formed a wholly-owned subsidiary, which qualifies as a bankruptcy remote entity (the “EIP BRE”). Pursuant to the EIP sale arrangement, our wholly-owned subsidiary transfers selected receivables to the EIP BRE. The EIP BRE then sells the receivables to a non-consolidated and unaffiliated third-party entity for which we do not exercise any level of control, nor does the entity qualify as a VIE.

Variable Interest Entity

We determined that the EIP BRE is a VIE as its equity investment at risk lacks the obligation to absorb a certain portion of its expected losses. We have a variable interest in the EIP BRE and determined that we are the primary beneficiary based on our ability to direct the activities which most significantly impact the EIP BRE’s economic performance. Those activities include selecting which receivables are transferred into the EIP BRE and sold in the EIP sale arrangement and funding of the EIP BRE. Additionally, our equity interest in the EIP BRE obligates us to absorb losses and gives us the right to receive benefits from the EIP BRE that could potentially be significant to the EIP BRE. Accordingly, we determined that we are the primary beneficiary, and include the balances and results of operations of the EIP BRE in our consolidated financial statements.

The following table summarizes the carrying amounts and classification of assets (primarily the deferred purchase price) and liabilities included in our Consolidated Balance Sheets that relate to the EIP BRE:

(in millions)	December 31, 2016	December 31, 2015
Other current assets	$371	$164
Other assets	83	44
Accounts payable and accrued liabilities	—	14
Other long-term liabilities	4	3

In addition, the EIP BRE is a separate legal entity with its own separate creditors who will be entitled, prior to any liquidation of the EIP BRE, to be satisfied prior to any value in the EIP BRE becoming available to us. Accordingly, the assets of the EIP BRE may not be used to settle our general obligations and creditors of the EIP BRE have limited recourse to our general credit.

Sales of Receivables

The transfers of service receivables and EIP receivables to the non-consolidated entities are accounted for as sales of financial assets. Once identified for sale, the receivable is recorded at the lower of cost or fair value. Upon sale, we derecognize the net carrying amount of the receivables. We recognize the net cash proceeds in Net cash provided by operating activities in our Consolidated Statements of Cash Flows.

The proceeds are net of the deferred purchase price, consisting of a receivable from the purchasers that entitles us to certain collections on the receivables. We recognize the collection of the deferred purchase price in Net cash provided by operating activities as it is dependent on collection of the customer receivables and is not subject to significant interest rate risk. The deferred purchase price represents a financial asset that is primarily tied to the creditworthiness of the customers and which can be settled in such a way that we may not recover substantially all of our recorded investment, due to default by the customers on the underlying receivables. We elected, at inception, to measure the deferred purchase price at fair value with changes in fair value included in Selling, general and administrative expense in our Consolidated Statements of Comprehensive Income. The fair value of the deferred purchase price is determined based on a discounted cash flow model which uses primarily unobservable inputs (Level 3 inputs), including customer default rates. As of December 31, 2016 and 2015, our deferred purchase price related to the sales of service receivables and EIP receivables was $659 million and $389 million, respectively.

The following table summarizes the impacts of the sale of certain service receivables and EIP receivables in our Consolidated Balance Sheets:

(in millions)	December 31, 2016	December 31, 2015
Derecognized net service receivables and EIP receivables	$2,502	$1,850
Other current assets	578	370
of which, deferred purchase price	576	345
Other long-term assets	83	44
of which, deferred purchase price	83	44
Accounts payable and accrued liabilities	17	14
Other current liabilities	129	73
Other long-term liabilities	4	3
Net cash proceeds since inception	2,030	1,494
Of which:
Net cash proceeds during the year-to-date period	536	884
Net cash proceeds funded by reinvested collections	1,494	610

We recognized losses from sales of receivables of $228 million, $204 million and $179 million for the years ended December 31, 2016, 2015 and 2014, respectively. These losses from sales of receivables were recognized in Selling, general and administrative expense in our Consolidated Statements of Comprehensive Income. Losses from sales of receivables include adjustments to the receivables’ fair values and changes in fair value of the deferred purchase price.

Continuing Involvement

Pursuant to the sale arrangements described above, we have continuing involvement with the service receivables and EIP receivables we sell as we service the receivables and are required to repurchase certain receivables, including ineligible receivables, aged receivables and receivables where write-off is imminent. We continue to service the customers and their related receivables, including facilitating customer payment collection, in exchange for a monthly servicing fee. As the receivables are sold on a revolving basis, the customer payment collections on sold receivables may be reinvested in new receivable sales. While servicing the receivables, we apply the same policies and procedures to the sold receivables as we apply to our owned receivables, and we continue to maintain normal relationships with our customers. Pursuant to the EIP sale arrangement, under certain circumstances, we are required to deposit cash or replacement EIP receivables primarily for contracts terminated by customers under our JUMP! Program.

In addition, we have continuing involvement with the sold receivables as we may be responsible for absorbing additional credit losses pursuant to the sale arrangements. Our maximum exposure to loss related to the involvement with the service receivables and EIP receivables sold under the sale arrangements was $1.1 billion as of December 31, 2016. The maximum exposure to loss, which is a required disclosure under GAAP, represents an estimated loss that would be incurred under severe, hypothetical circumstances whereby we would not receive the deferred purchase price portion of the contractual proceeds withheld by the purchasers and would also be required to repurchase the maximum amount of receivables pursuant to the sale arrangements without consideration for any recovery. As we believe the probability of these circumstances occurring is remote, the maximum exposure to loss is not an indication of our expected loss.

Note 4 – Property and Equipment

The components of property and equipment were as follows:

(in millions)	Useful Lives	December 31, 2016	December 31, 2015
Buildings and equipment	Up to 40 years	$1,657	$1,900
Wireless communications systems	Up to 20 years	29,272	27,063
Leasehold improvements	Up to 12 years	1,068	1,003
Capitalized software	Up to 7 years	8,488	8,524
Leased wireless devices	Up to 18 months	2,624	2,236
Construction in progress		2,613	2,466
Accumulated depreciation and amortization		(24,779)	(23,192)

Property and equipment, net		$20,943	$20,000

Wireless communication systems include capital lease agreements for network equipment with varying expiration terms through 2030. Capital lease assets and accumulated amortization were $1.6 billion and $300 million, and $839 million and $117 million, as of December 31, 2016 and 2015, respectively.

We capitalize interest associated with the acquisition or construction of certain property and equipment. We recognized capitalized interest of $142 million, $230 million and $81 million for the years ended December 31, 2016, 2015 and 2014, respectively.

The components of leased wireless devices under our JUMP! On Demand program were as follows:

(in millions)	December 31, 2016	December 31, 2015
Leased wireless devices, gross	$2,624	$2,236
Accumulated depreciation	(1,193)	(263)

Leased wireless devices, net	$1,431	$1,973

Future minimum payments expected to be received over the lease term related to the leased wireless devices, which exclude optional residual buy-out amounts at the end of the lease term, are summarized below:

(in millions)	Total
Year Ending December 31,
2017	$710
2018	92

Total	$802

Depreciation expense relating to property and equipment was $6.0 billion, $4.4 billion and $4.1 billion for the years ended December 31, 2016, 2015 and 2014, respectively. Depreciation expense for the years ended December 31, 2016 and 2015 included $1.5 billion and $312 million, respectively, related to leased wireless devices.

For the years ended December 31, 2016, 2015 and 2014, we recorded additional depreciation expense of $101 million, $85 million and $242 million, respectively, as a result of adjustments to useful lives of network equipment expected to be replaced in connection with our network transformation and decommissioning the MetroPCS CDMA network and redundant network cell sites.

Asset retirement obligations are primarily for certain legal obligations to remediate leased property on which our network infrastructure and administrative assets are located.

Activity in our asset retirement obligations was as follows:

(in millions)	December 31, 2016	December 31, 2015
Asset retirement obligations, beginning of year	$483	$390
Liabilities incurred	50	19
Liabilities settled	(67)	(130)
Accretion expense	24	17
Changes in estimated cash flows	49	187

Asset retirement obligations, end of year	$539	$483

Classified on the balance sheet as:
Other current liabilities	$16	$41
Other long-term liabilities	523	442

Asset retirement obligations	$539	$483

The corresponding assets, net of accumulated depreciation, related to asset retirement obligations were $258 million and $241 million as of December 31, 2016 and 2015, respectively. For the year ended December 31, 2015, we settled asset retirement obligations in connection with the decommissioning of certain cell sites. Due to new information gained throughout 2015, primarily from decommissioning the MetroPCS CDMA network cell sites, we reassessed the expected cash flows related to its asset retirement obligations for all remaining T-Mobile network cell sites. As a result, we recorded asset retirement obligations and corresponding assets in the fourth quarter of 2015 to reflect the change in estimated cash flows.

Note 5 – Goodwill, Spectrum Licenses and Other Intangible Assets

Goodwill

There were no changes in carrying values of goodwill for the years ended December 31, 2016 and 2015.

Spectrum Licenses

The following table summarizes our spectrum license activity:

(in millions)	December 31, 2016	December 31, 2015
Spectrum licenses, beginning of year	$23,955	$21,955
Spectrum license acquisitions	3,334	2,615
Spectrum licenses transferred to held for sale	(324)	(727)
Costs to clear spectrum	49	112

Spectrum licenses, end of year	$27,014	$23,955

We had the following spectrum license transactions during 2016:

•	We closed on the agreement with AT&T Inc. for the acquisition and exchange of certain spectrum licenses. Upon closing of the transaction during the first quarter of 2016, we recorded the spectrum licenses received at their estimated fair value of approximately $1.2 billion and recognized a gain of $636 million included in Gains on disposal of spectrum licenses in our Consolidated Statements of Comprehensive Income.

•	We closed on agreements with multiple third parties for the purchase and exchange of certain spectrum licenses for $1.3 billion in cash. Upon closing of the transactions, we recorded spectrum licenses received at their estimated fair values totaling approximately $1.7 billion and recognized gains of $199 million included in Gains on disposal of spectrum licenses in our Consolidated Statements of Comprehensive Income.

•	We closed on an agreement with a third party for the purchase of certain spectrum licenses covering approximately 11 million people for approximately $420 million during the fourth quarter of 2016.

•	We entered into an agreement with a third party for the exchange of certain spectrum licenses, which is expected to close in the first half of 2017. Our spectrum licenses to be transferred as part of the exchange transaction were reclassified as assets held for sale and were included in Other current assets in our Consolidated Balance Sheets at their carrying value of $86 million as of December 31, 2016.

We had the following spectrum license transactions during 2015:

•	Upon conclusion of the 2014 Advanced Wireless Services (“AWS”) auction, we were awarded AWS spectrum licenses covering approximately 97 million people for an aggregate bid price of approximately $1.8 billion.

•	We closed on the agreement with Verizon Communications Inc. for the exchange of certain spectrum licenses. Upon closing of the transaction, we recorded the spectrum licenses received at their estimated fair value of $311 million and recognized a non-cash gain of $139 million included in Gains on disposal of spectrum licenses in our Consolidated Statements of Comprehensive Income.

•	We closed on agreements with multiple third parties for the purchase and exchange of certain spectrum licenses for $459 million in cash. Upon closing of the transactions, we recorded spectrum licenses received at their estimated fair values totaling approximately $530 million and recognized gains of $24 million included in Gains on disposal of spectrum licenses in our Consolidated Statements of Comprehensive Income.

•	We entered into multiple agreements with third parties for the exchange of certain spectrum licenses. Our spectrum licenses to be transferred as part of the exchange transaction were reclassified as assets held for sale and were included in Other current assets in our Consolidated Balance Sheets at their carrying value of $554 million as of December 31, 2015.

Goodwill and Other Intangible Assets Impairment Assessments

Our impairment assessment of goodwill and indefinite-lived intangible assets (spectrum licenses) resulted in no impairment as of December 31, 2016 and 2015.

Other Intangible Assets

The components of intangible assets were as follows:

		December 31, 2016			December 31, 2015
(in millions)	Useful Lives	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Customer lists	Up to 6 years	$1,104	$(894)	$210	$1,104	$(719)	$385
Trademarks and patents	Up to 12 years	303	(156)	147	300	(115)	185
Other	Up to 28 years	50	(31)	19	51	(27)	24

Other intangible assets		$1,457	$(1,081)	$376	$1,455	$(861)	$594

Amortization expense for intangible assets subject to amortization was $220 million, $276 million and $333 million for the years ended December 31, 2016, 2015 and 2014, respectively.

The estimated aggregate future amortization expense for intangible assets subject to amortization are summarized below:

(in millions)	Estimated Future Amortization
Year Ending December 31,
2017	$163
2018	104
2019	52
2020	34
2021	14
Thereafter	9

Total	$376

Note 6 – Fair Value Measurements and Derivative Instruments

Embedded Derivative Instruments

In connection with the business combination with MetroPCS, we issued senior reset notes to Deutsche Telekom. The interest rates were adjusted at the reset dates to rates defined in the applicable supplemental indentures to manage interest rate risk related to the senior reset notes. We determined certain components of the reset feature are required to be bifurcated from the senior reset notes and separately accounted for as embedded derivative instruments. As of December 31, 2015, one embedded derivative related to the 5.950% Senior Reset Notes to affiliates due 2023 was subject to interest rate volatility. In April 2016, the interest rate related to the 5.950% Senior Reset Notes to affiliates due 2023 was adjusted from 5.950% to 9.332%. See Note 7 – Debt for further information. As of December 31, 2016, there were no embedded derivatives subject to interest rate volatility related to the Senior Reset Notes to affiliates.

The fair value of our embedded derivatives was determined using a lattice-based valuation model by determining the fair value of the senior reset notes with and without the embedded derivatives included. The fair value of the senior reset notes with the embedded derivatives utilizes the contractual term of each senior reset note, reset rates calculated based on the spread between specified yield curves and the yield curve on certain T-Mobile long-term debt adjusted pursuant to the applicable supplemental indentures and interest rate volatility. Interest rate volatility is a significant unobservable input (Level 3) as it is derived based on weighted risk-free rate volatility and credit spread volatility. Significant increases or decreases in the weighting of risk-free volatility and credit spread volatility, in isolation, would result in a higher or lower fair value of the embedded derivatives. The embedded derivatives were classified as Level 3 in the fair value hierarchy.

The fair value of embedded derivative instruments by balance sheet location and level were as follows:

	December 31, 2016
(in millions)	Level 1	Level 2	Level 3	Total
Other long-term liabilities	$—	$—	118	$118

	December 31, 2015
(in millions)	Level 1	Level 2	Level 3	Total
Other long-term liabilities	$—	$—	143	$143

The following table summarizes the gain (loss) activity related to embedded derivatives instruments recognized in Interest expense to affiliates:

	Year Ended December 31,
(in millions)	2016	2015	2014
Embedded derivatives	$25	$(148)	$18

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The carrying amounts and fair values of our short-term investments and long-term debt included in our Consolidated Balance Sheets were as follows:

	Level within the Fair Value Hierarchy	December 31, 2016		December 31, 2015
(in millions)		Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Short-term investments	1	$—	$—	$2,998	$2,998
Deferred purchase price assets	3	659	659	389	389
Liabilities:
Senior Notes to third parties	1	$18,600	$19,584	$17,600	$18,098
Senior Reset Notes to affiliates	2	5,600	5,955	5,600	6,072
Senior Secured Term Loans	2	1,980	2,005	2,000	1,990
Guarantee Liabilities	3	135	135	163	163

Short-term Investments

The fair value of our short-term investments as of December 31, 2015, which consisted of U.S. Treasury securities, was determined based on quoted market prices in active markets, and therefore was classified as Level 1 in the fair value hierarchy. We did not have any short-term investments as of December 31, 2016.

Long-term Debt

The fair value of our Senior Notes to third parties was determined based on quoted market prices in active markets, and therefore was classified as Level 1 in the fair value hierarchy. The fair value of the Senior Secured Term Loans and Senior Reset Notes to affiliates was determined based on a discounted cash flow approach using quoted prices of instruments with similar terms and maturities and an estimate for our standalone credit risk. Accordingly, our Senior Secured Term Loans and Senior Reset Notes to affiliates were classified as Level 2 in the fair value hierarchy.

Although we have determined the estimated fair values using available market information and commonly accepted valuation methodologies, considerable judgment was required in interpreting market data to develop fair value estimates for the Senior Secured Term Loans and Senior Reset Notes to affiliates. The fair value estimates were based on information available as of December 31, 2016 and 2015. As such, our estimates are not necessarily indicative of the amount we could realize in a current market exchange.

Deferred Purchase Price Assets

In connection with the sales of certain service and EIP receivables pursuant to the sale arrangements, we have deferred purchase price assets measured at fair value that are based on a discounted cash flow model using unobservable Level 3 inputs, including customer default rates. See Note 3 – Sales of Certain Receivables.

Guarantee Liabilities

Our guarantee liabilities were valued based on various economic and customer behavioral assumptions, including expected trade-in period, volumes of trade-in, and the fair value of handsets traded in and therefore were classified as Level 3 in the fair value hierarchy.

The total estimated remaining gross EIP receivable balances of all enrolled handset upgrade program customers, which are the remaining EIP amounts underlying the JUMP! guarantee, including EIP receivables that have been sold, was $2.1 billion as of December 31, 2016. This is not an indication of our expected loss exposure as it does not consider the expected fair value of the used handset or the probability and timing of the trade-in.

Note 7 – Debt

Debt was as follows:

(in millions)	December 31, 2016	December 31, 2015
5.250% Senior Notes due 2018	$500	$500
6.288% Senior Reset Notes to affiliates due 2019	1,250	1,250
6.464% Senior Notes due 2019	1,250	1,250
6.366% Senior Reset Notes to affiliates due 2020	1,250	1,250
6.542% Senior Notes due 2020	1,250	1,250
6.625% Senior Notes due 2020	1,000	1,000
6.250% Senior Notes due 2021	1,750	1,750
6.633% Senior Notes due 2021	1,250	1,250
8.097% Senior Reset Notes to affiliates due 2021	1,250	1,250
6.125% Senior Notes due 2022	1,000	1,000
6.731% Senior Notes due 2022	1,250	1,250
8.195% Senior Reset Notes to affiliates due 2022	1,250	1,250
6.000% Senior Notes due 2023	1,300	1,300
6.625% Senior Notes due 2023	1,750	1,750
6.836% Senior Notes due 2023	600	600
9.332% Senior Reset Notes to affiliates due 2023	600	600
6.000% Senior Notes due 2024	1,000	—
6.500% Senior Notes due 2024	1,000	1,000
6.375% Senior Notes due 2025	1,700	1,700
6.500% Senior Notes due 2026	2,000	2,000
Senior Secured Term Loans	1,980	2,000
Capital leases	1,425	826
Unamortized premium from purchase price allocation fair value adjustment	212	250
Unamortized discount on Senior Secured Term Loans	(8)	(10)
Debt issuance cost	(23)	(23)

Total debt	27,786	26,243
Less: Current portion of Senior Secured Term Loans	20	20
Less: Current portion of capital leases	334	162

Total long-term debt	$27,432	$26,061

Classified on the balance sheet as:
Long-term debt	$21,832	$20,461
Long-term debt to affiliates	5,600	5,600

Total long-term debt	$27,432	$26,061

Long-term Debt

In March 2016, T-Mobile USA, Inc. (“T-Mobile USA”), a subsidiary of T-Mobile US, Inc., and certain of its affiliates, as guarantors, entered into a purchase agreement with Deutsche Telekom AG (“Deutsche Telekom”), our majority stockholder, under which T-Mobile USA may, at its option, issue and sell to Deutsche Telekom $2.0 billion of 5.300% Senior Notes due 2021 (the “5.300% Senior Notes”) for an aggregate purchase price of $2.0 billion. As amended in October 2016, if T-Mobile USA does not elect to issue the 5.300% Senior Notes on or prior to May 5, 2017, the commitment under the purchase agreement terminates and T-Mobile USA must reimburse Deutsche Telekom for the cost of its hedging arrangements (if any) related to the transaction. As of December 31, 2016, if the commitment under this purchase agreement was terminated, the reimbursement amount due to Deutsche Telekom would not be significant. In addition, T-Mobile USA is required to reimburse Deutsche Telekom for its cost of hedging arrangements related to the extension for the duration of the extended commitments, which is not expected to be significant.

In April 2016, T-Mobile USA and certain of its affiliates, as guarantors, (i) issued $1.0 billion of public 6.000% Senior Notes due 2024, (ii) entered into a purchase agreement with Deutsche Telekom, under which T-Mobile USA may, at its option, issue and sell to Deutsche Telekom up to $1.35 billion of 6.000% Senior Notes due 2024 and (iii) entered into another purchase agreement with Deutsche Telekom, under which T-Mobile USA may, at its option, issue and sell up to an additional $650 million of 6.000% Senior Notes due 2024.

The purchase price for the 6.000% Senior Notes that may be issued under the $1.35 billion purchase agreement will be approximately 103.316% of the outstanding principal balance of the notes issued. As amended in October 2016, if T-Mobile USA does not elect to issue the 6.000% Senior Notes under the $1.35 billion purchase agreement on or prior to May 5, 2017 or elects to issue less than $1.35 billion of 6.000% Senior Notes, any unused portion of the commitment under the purchase agreement terminates and T-Mobile USA must reimburse Deutsche Telekom for the cost of its hedging arrangements (if any) related to the transaction. As of December 31, 2016, if the commitment under this purchase agreement was terminated, the reimbursement amount due to Deutsche Telekom would not be significant. In addition, T-Mobile USA is required to reimburse Deutsche Telekom for its cost of hedging arrangements related to the extension for the duration of the extended commitments, which is not expected to be significant.

The purchase price for the 6.000% Senior Notes that may be issued under the $650 million purchase agreement will be approximately 104.047% of the outstanding principal balance of the notes issued. As amended in October 2016, if T-Mobile USA does not elect to issue the 6.000% Senior Notes under the $650 million purchase agreement on or prior to May 5, 2017 or elects to issue less than $650 million of 6.000% Senior Notes, any unused portion of the commitment under the purchase agreement terminates and T-Mobile USA must reimburse Deutsche Telekom for the cost of its hedging arrangements (if any) related to the transaction. As of December 31, 2016, if the commitment under this purchase agreement was terminated, the reimbursement amount due to Deutsche Telekom would not be significant. In addition, T-Mobile USA is required to reimburse Deutsche Telekom for its cost of hedging arrangements related to the extension for the duration of the extended commitments, which is not expected to be significant.

In January 2017, T-Mobile USA borrowed $4.0 billion under a secured term loan facility (“Incremental Term Loan Facility”) with Deutsche Telekom to refinance $1.98 billion of outstanding secured term loans under its Term Loan Credit Agreement dated November 9, 2015, with the remaining net proceeds from the transaction intended to be used to redeem callable high yield debt. The loans under the Incremental Term Loan Facility were drawn in two tranches on January 31, 2017 (i) $2.0 billion of which will bear interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.00% and will mature on November 9, 2022 and (ii) $2.0 billion of which will bear interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.25% and will mature on January 31, 2024. The Incremental Term Loan Facility increases Deutsche Telekom’s incremental term loan commitment provided to T-Mobile USA under that certain First Incremental Facility Amendment dated as of December 29, 2016 from $660 million to $2.0 billion and provides to T-Mobile USA an additional $2.0 billion incremental term loan commitment. See Note 14 – Subsequent Events for further information.

In addition to the new debt issued, and purchase commitments with Deutsche Telekom, the supplemental indentures governing the Senior Reset Notes to affiliates provided for the adjustment of the interest rates on such Notes at various reset dates to rates determined in accordance with the applicable supplemental indenture. In April 2016, the interest rate on the $600 million of Senior Reset Notes to affiliates due 2023 was adjusted from 5.950% to 9.332%.

Capital Leases

Capital lease agreements relate to network and IT equipment with varying expiration terms through 2030. Future minimum payments required under capital leases, including interest, over their remaining terms are summarized below:

(in millions)	Future Minimum Payments
Year Ending December 31,
2017	$390
2018	354
2019	315
2020	200
2021	150
Thereafter	214

Total	$1,623

Interest included	$198

Financing Arrangements

We maintain a handset financing arrangement with Deutsche Bank AG (“Deutsche Bank”), which allows for up to $108 million in borrowings. Under the handset financing arrangement, we can effectively extend payment terms for invoices payable to certain handset vendors. The interest rate on the handset financing arrangement is determined based on LIBOR plus a specified margin per the arrangement. Obligations under the handset financing arrangement are included in Short-term debt in our Consolidated Balance Sheets. In 2016 and 2015, we utilized and repaid $100 million under the financing arrangement. As of December 31, 2016 and 2015, there was no outstanding balance.

We maintain vendor financing arrangements with our primary network equipment suppliers. Under the respective agreements, we can obtain extended financing terms. The interest rate on the vendor financing arrangements is determined based on the difference between LIBOR and a specified margin per the agreements. Obligations under the vendor financing arrangements are included in Short-term debt in our Consolidated Balance Sheets. As of December 31, 2016 and 2015, there was no outstanding balance.

Revolving Credit Facility and Standby Letters of Credit

We had an unsecured revolving credit facility with Deutsche Telekom which allowed for up to $500 million in borrowings. In December 2016, we terminated our $500 million unsecured revolving credit facility with Deutsche Telekom. As of December 31, 2016, there were no outstanding borrowings outstanding under this facility.

In December 2016, T-Mobile USA entered into a $2.5 billion revolving credit facility with Deutsche Telekom which comprised of (i) a three-year $1.0 billion unsecured revolving credit agreement and (ii) a three-year $1.5 billion secured revolving credit agreement. The applicable margin for the Unsecured Revolving Credit Facility ranges from 2.00% to 3.25% per annum for Eurodollar Rate loans. The applicable margin for the Secured Revolving Credit Facility ranges from 1.00% to 1.75% per annum for Eurodollar Rate loans. As of December 31, 2016, there were no outstanding borrowings under the revolving credit facility.

For the purposes of securing our obligations to provide handset insurance services, we maintain an agreement for standby letters of credit with JP Morgan Chase Bank, N.A. (“JP Morgan Chase”). For purposes of securing our general purpose obligations, we maintain a letter of credit reimbursement agreement with Deutsche Bank.

The following table summarizes the outstanding standby letters of credit under each agreement:

(in millions)	December 31, 2016	December 31, 2015
JP Morgan Chase	$20	$36
Deutsche Bank	54	54

Total outstanding balance	$74	$90

Note 8 – Tower Obligations

In 2012, we conveyed to Crown Castle International Corp. (“CCI”) the exclusive right to manage and operate approximately

7,100 T-Mobile-owned wireless communication tower sites (“CCI Tower Sites”) in exchange for net proceeds of $2.5 billion (“2012 Tower Transaction”). Rights to approximately 6,200 of the tower sites were transferred to CCI via a Master Prepaid Lease with site lease terms ranging from 23 to 37 years (“CCI Lease Sites”), while the remaining tower sites were sold to CCI (“CCI Sales Sites”). CCI has fixed-price purchase options for these towers totaling approximately $2.0 billion, based on the estimated fair market value at the end of the lease term. We lease back space at certain tower sites for an initial term of ten years, followed by optional renewals at customary terms.

In 2015, we conveyed to Phoenix Tower International (“PTI”) the exclusive right to manage and operate approximately 600 T- Mobile-owned wireless communication tower sites (“PTI Tower Sites”) in exchange for net proceeds of approximately $140 million (“2015 Tower Transaction”). As of December 31, 2016, rights to approximately 200 of the tower sites remain operated by PTI under a management agreement (“PTI Managed Sites”). We lease back space at certain tower sites for an initial term of ten years, followed by optional renewals at customary terms.

Assets and liabilities associated with the operation of certain of the tower sites were transferred to SPEs. Assets included ground lease agreements or deeds for the land on which the towers are situated, the towers themselves and existing subleasing agreements with other mobile network operator tenants, who lease space at the tower sites. Liabilities included the obligation to pay ground lease rentals, property taxes and other executory costs. Upon closing of the 2012 Tower Transaction, CCI acquired all of the equity interests in the SPEs containing CCI Sales Sites and an option to acquire the CCI Lease Sites at the end of their respective lease terms and entered into a master lease agreement under which we agreed to lease back space at certain of the tower sites. Upon closing of the 2015 Tower Transaction, PTI acquired all of the equity interests in the SPEs containing PTI Sales Sites and entered into a master lease agreement under which we agreed to lease back space at certain of the tower sites.

We determined the SPEs containing the CCI Lease Sites (“Lease Site SPEs”) are VIEs as the Company’s equity investment lacks the power to direct the activities that most significantly impact the economic performance of the VIEs. These activities include managing tenants and underlying ground leases, performing repair and maintenance on the towers, the obligation to absorb expected losses and the right to receive the expected future residual returns from the purchase option to acquire the CCI Lease Sites. As we determined that we are not the primary beneficiary and do not have a controlling financial interest in the Lease Site SPEs, the results of the Lease Site SPEs are not consolidated into our consolidated financial statements.

Due to our continuing involvement with the tower sites, we determined that we were precluded from applying sale-leaseback accounting. We recorded long-term financial obligations in the amount of the net proceeds received and recognized interest on the tower obligations at a rate of approximately 8% for the 2012 Tower Transaction and 3% for the 2015 Tower Transaction using the effective interest method. The tower obligations are increased by interest expense and amortized through contractual leaseback payments made by us to CCI or PTI and through estimated future net cash flows generated and retained by CCI or PTI from operation of the tower sites. Our historical tower site asset costs continue to be reported in Property and equipment, net in our Consolidated Balance Sheets and are depreciated.

The following table summarizes the impacts to the Consolidated Balance Sheets:

(in millions)	December 31, 2016	December 31, 2015
Property and equipment, net	$485	$601
Tower obligations	2,621	2,658

Future minimum payments related to the tower obligations are summarized below:

(in millions)	Future Minimum Payments
Year Ending December 31,
2017	$184
2018	184
2019	184
2020	185
2021	185
Thereafter	1,164

Total	$2,086

We are contingently liable for future ground lease payments through the remaining term of the CCI Lease Sites. These contingent obligations are not included in the above table as any amount due is contractually owed by CCI based on the subleasing arrangement. See Note 12 – Commitments and Contingencies for further information.

Note 9 – Employee Compensation and Benefit Plans

Under our 2013 Omnibus Incentive Plan (the “Incentive Plan”), we are authorized to issue up to 63 million shares of our common stock. Under the Incentive Plan, we can grant stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), and performance awards to eligible employees, consultants, advisors and non-employee directors. As of December 31, 2016, there were 22 million shares of common stock available for future grants under the Incentive Plan.

We grant RSUs to eligible employees and certain non-employee directors and performance-based restricted stock units (“PRSUs”) to eligible key executives. RSUs entitle the grantee to receive shares of our common stock at the end of a vesting period of generally up to 3 years, subject to continued service through the applicable vesting date. PRSUs entitle the holder to receive shares of our common stock at the end of a vesting period of generally up to 3 years if the applicable performance goals are achieved and generally subject to continued employment through the vesting period. The number of shares ultimately received by the holder of PRSUs is dependent on our business performance against the specified performance goal(s) over a pre-established performance period. We also maintain an employee stock purchase plan (“ESPP”), under which eligible employees can purchase our common stock at a discounted price.

Stock-based compensation expense and related income tax benefits were as follows:

(in millions, except shares, per share and contractual life amounts)	December 31, 2016	December 31, 2015	December 31, 2014
Stock-based compensation expense	$235	$201	$196
Income tax benefit related to stock-based compensation	80	71	73
Realized excess tax benefit	—	79	34
Weighted average fair value per stock award granted	45.07	35.56	28.52
Unrecognized compensation expense	389	327	271
Weighted average period to be recognized (years)	2.0	2.0	1.9
Fair value of stock awards vested	354	445	209

Stock Awards

RSU and PRSU Awards

The following activity occurred under the RSU and PRSU awards:

(in millions, except shares, per share and contractual life amounts)	Number of Units	Weighted Average Grant Date Fair Value	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Nonvested, December 31, 2015	16,334,271	$29.95	1.2	$639
Granted	8,431,980	45.07
Vested	(7,712,463)	28.33
Forfeited	(1,338,397)	34.42

Nonvested, December 31, 2016	15,715,391	$37.93	1.1	$904

Payment of the underlying shares in connection with the vesting of stock awards generally triggers a tax obligation for the employee, which is required to be remitted to the relevant tax authorities. We have agreed to withhold stock otherwise issuable under the award to cover certain of these tax obligations, with the net shares issued to the employee accounted for as outstanding common stock. We withheld 2,605,807 and 4,176,464 shares of stock to cover tax obligations associated with the payment of shares upon vesting of stock awards and remitted cash of $121 million and $156 million to the appropriate tax authorities for the years ended December 31, 2016 and 2015, respectively.

Employee Stock Purchase Plan

Our ESPP allows eligible employees to contribute up to 15% of their eligible earnings toward the semi-annual purchase of our common stock at a discounted price, subject to an annual maximum dollar amount. Employees can purchase stock at a 15% discount applied to the closing stock price on the first or last day of the six month offering period, whichever price is lower. The number of shares issued under our ESPP was 1,905,534 and 761,085 for the years ended December 31, 2016 and 2015, respectively.

Stock Options

Prior to the business combination, MetroPCS had established the MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan, the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan and the Second Amended and Restated 1995 Stock Option Plan (“Predecessor Plans”). Following stockholder approval of the Incentive Plan, no new awards have been or may be granted under the Predecessor Plans.

The following activity occurred under the Predecessor Plans:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding and exercisable, December 31, 2015	1,824,354	$30.50	2.7
Exercised	(982,904)	29.34
Expired	(7,519)	44.21

Outstanding and exercisable, December 31, 2016	833,931	$31.75	2.3

Stock options exercised under the Predecessor Plans generated proceeds of approximately $29 million and $47 million for the years ended December 31, 2016 and 2015, respectively.

Employee Retirement Savings Plan

We sponsor a retirement savings plan for the majority of our employees under section 401(k) of the Internal Revenue Code and similar plans. The plans allow employees to contribute a portion of their pretax income in accordance with specified guidelines. The plans provide that we match a percentage of employee contributions up to certain limits. Employer matching contributions were $83 million, $73 million and $66 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Legacy Long Term Incentive Plan

Prior to the business combination with MetroPCS Communications, Inc., we maintained a performance-based Long Term Incentive Plan (“LTIP”) which aligned to our long-term business strategy. As of December 31, 2016, there were no LTIP awards outstanding and no new awards are expected to be granted under the LTIP.

Compensation expense reported within operating expenses related to our LTIP and payments to participants related to our LTIP were as follows:

(in millions)	December 31, 2016	December 31, 2015	December 31, 2014
Compensation expense	$—	$27	$44
Payments	52	57	60

Note 10 – Income Taxes

Our sources of Income before income taxes were as follows:

	Year Ended December 31,
(in millions)	2016	2015	2014
U.S.	$2,286	$898	$347
Puerto Rico	41	80	66

Income before income taxes	$2,327	$978	$413

Income tax expense is summarized as follows:

	Year Ended December 31,
(in millions)	2016	2015	2014
Current tax expense (benefit)
Federal	$(66)	$(30)	$—
State	29	2	6
Puerto Rico	(10)	17	38

Total current tax expense (benefit)	(47)	(11)	44

Deferred tax expense (benefit)
Federal	804	281	79
State	96	(37)	40
Puerto Rico	14	12	3

Total deferred tax expense	914	256	122

Total income tax expense	$867	$245	$166

The reconciliation between the U.S. federal statutory income tax rate and our effective income tax rate is as follows:

	Year Ended December 31,
	2016	2015	2014
Federal statutory income tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	4.0	(1.1)	(8.8)
Puerto Rico taxes, net of federal benefit	—	3.3	5.0
Change in valuation allowance	1.0	(3.2)	18.8
Permanent differences	0.6	1.6	1.4
Federal tax credits, net of reserves	(0.5)	(9.5)	(10.6)
Equity-based compensation	(2.2)	—	—
Other, net	(0.6)	(1.0)	(0.6)

Effective income tax rate	37.3%	25.1%	40.2%

Significant components of deferred income tax assets and liabilities, tax effected, are as follows:

	December 31,	December 31,
(in millions)	2016	2015
Deferred tax assets
Loss carryforwards	$1,442	$1,997
Deferred rents	1,153	1,136
Reserves and accruals	1,058	928
Federal and state tax credits	284	349
Debt fair market value adjustment	83	97
Other	430	317

Deferred tax assets, gross	4,450	4,824
Valuation allowance	(573)	(583)

Deferred tax assets, net	3,877	4,241

Deferred tax liabilities
Spectrum licenses	6,952	6,174
Property and equipment	1,732	1,950
Other intangible assets	119	178
Other	12	—

Total deferred tax liabilities	8,815	8,302

Net deferred tax liabilities	$4,938	$4,061

Classified on the balance sheet as:
Deferred tax liabilities	$4,938	$4,061

As of December 31, 2016, we have net operating loss (“NOL”) carryforwards, tax effected, of $1.1 billion for federal income tax purposes and $689 million for state income tax purposes, expiring through 2036. As of December 31, 2016, our federal and state NOL carryforwards for financial reporting purposes were approximately $204 million and $167 million, respectively, tax effected, less than our NOL carryforwards for federal and state income tax purposes, due to unrecognized tax benefits of the same amount.

As of December 31, 2016, we have available Alternative Minimum Tax credit carryforwards of $89 million, which may be used to reduce regular federal income taxes and have no expiration. We also have research and development and foreign tax credit carryforwards of $174 million for federal income tax purposes, which begin to expire in 2018.

As of December 31, 2016 and 2015, our valuation allowance was $573 million and $583 million, respectively. The change in the valuation allowance of $10 million is primarily related to the adoption of ASU 2016-09 and the related release of a $33 million valuation allowance on stock option deductions included in NOL carryforwards, partially offset by 2016 activity related to state deferred tax assets for which a valuation allowance exists. Based on recent earnings in certain jurisdictions, sufficient positive evidence may exist within the next twelve months such that we may release a portion of our valuation allowance.

We file income tax returns in the U.S. federal jurisdiction, various state jurisdictions and in Puerto Rico. We are currently under examination by various states. Management does not believe the resolution of any of the audits will result in a material change to our financial condition, results of operations or cash flows. The IRS has concluded its audits of our federal tax returns through the 2013 tax year, however, NOL carryforwards for certain audited periods remain open for examination. We are generally closed to U.S. federal, state and Puerto Rico examination for years prior to 1998.

A reconciliation of the beginning and ending amount of unrecognized tax benefits were as follows:

	Year Ended December 31,
(in millions)	2016	2015	2014
Unrecognized tax benefits, beginning of year	$411	$388	$178
Gross decreases to tax positions in prior periods	(5)	(112)	(52)
Gross increases to current period tax positions	4	135	262

Unrecognized tax benefits, end of year	$410	$411	$388

As of December 31, 2016 and 2015, we had $168 million and $163 million, respectively, in unrecognized tax benefits that, if recognized, would affect our annual effective tax rate. Penalties and interest on income tax assessments are included in Selling, general and administrative expenses and Interest expense, respectively, in our Consolidated Statements of Comprehensive Income. The accrued interest and penalties associated with unrecognized tax benefits are insignificant.

Note 11 – Earnings Per Share

The computation of basic and diluted earnings per share was as follows:

	Year Ended December 31,
(in millions, except shares and per share amounts)	2016	2015	2014
Net income	$1,460	$733	$247
Less: Dividends on mandatory convertible preferred stock	(55)	(55)	—

Net income attributable to common stockholders - basic and diluted	$1,405	$678	$247

Weighted average shares outstanding - basic	822,470,275	812,994,028	805,284,712
Effect of dilutive securities:
Outstanding stock options and unvested stock awards	10,584,270	9,623,910	8,893,887
Mandatory convertible preferred stock	—	—	1,743,659

Weighted average shares outstanding - diluted	833,054,545	822,617,938	815,922,258

Earnings per share - basic	$1.71	$0.83	$0.31
Earnings per share - diluted	$1.69	$0.82	$0.30
Potentially dilutive securities:
Outstanding stock options and unvested stock awards	3,528,683	4,842,370	1,426,331
Mandatory convertible preferred stock	32,237,266	32,237,266	—

Potentially dilutive securities were not included in the computation of diluted earnings per share if to do so would have been anti-dilutive.

Note 12 – Commitments and Contingencies

Commitments

Operating Leases and Purchase Commitments

Future minimum payments for non-cancelable operating leases and purchase commitments are summarized below:

(in millions)	Operating Leases	Purchase Commitments
Year Ending December 31,
2017	$2,417	$2,011
2018	2,118	977
2019	1,832	841
2020	1,511	704
2021	1,102	626
Thereafter	2,188	960

Total	$11,168	$6,119

Operating Leases

We have operating leases for cell sites, switch sites, retail stores and office facilities with contractual terms expiring through

2026.

The majority of cell site leases have an initial non-cancelable term of five years to ten years with several renewal options. Historically, our assessment of cell site lease terms included renewal options on certain cell site leases which were reasonably assured of exercise and we had included such renewal options in the future minimum lease payments presented in the Operating Lease and Purchase Commitments table, above. As of December 31, 2016, we have updated the future minimum lease payments for all cell site leases presented above to include only payments due for the initial non-cancelable lease term as they represent the payments which we cannot avoid at our option and also correspond to our lease term assessment for new leases. This update had the effect of reducing our contractual operating lease commitments included in the table above by $4.6 billion as of December 31, 2016.

In addition, we have operating leases for dedicated transportation lines with varying expiration terms through 2026.

As of December 31, 2016, we were contingently liable for future ground lease payments related to the tower obligations. These contingent obligations are not included in the above table as the amounts due are contractually owed by CCI based on the subleasing arrangement. See Note 8 – Tower Obligations for further information.

Total rent expense under operating leases, including dedicated transportation lines, was $2.8 billion, $2.8 billion and $3.0 billion for the years ended December 31, 2016, 2015 and 2014, respectively, and is classified as Cost of services and Selling, general and administrative in our Consolidated Statements of Comprehensive Income.

Purchase Commitments

We have commitments for non-dedicated transportation lines with varying expiration terms through 2028. In addition, we have commitments to purchase spectrum licenses, handsets, network services, equipment, software, marketing sponsorship agreements and other items in the ordinary course of business, with various terms through 2028. These amounts are not reflective of our entire anticipated purchases under the related agreements, but are determined based on the non-cancelable quantities or termination amounts to which we are contractually obligated.

Related-Party Commitments

In 2016, T-Mobile USA entered into three purchase agreements with Deutsche Telekom under which T-Mobile USA may, at its option, issue and sell to Deutsche Telekom certain Senior Notes. The purchase agreements were amended in October 2016. See Note 7 – Debt for further information.

In January 2017, T-Mobile USA borrowed $4.0 billion under a secured term loan facility (“Incremental Term Loan Facility”) with Deutsche Telekom to refinance $1.98 billion of outstanding secured term loans under its Term Loan Credit Agreement dated November 9, 2015, with the remaining net proceeds from the transaction intended to be used to redeem callable high yield debt. The loans under the Incremental Term Loan Facility were drawn in two tranches on January 31, 2017 (i) $2.0 billion of which will bear interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.00% and will mature on November 9, 2022 and (ii) $2.0 billion of which will bear interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.25% and will mature on January 31, 2024. The Incremental Term Loan Facility increases Deutsche Telekom’s incremental term loan commitment provided to T-Mobile USA under that certain First Incremental Facility Amendment dated as of December 29, 2016 from $660 million to $2.0 billion and provides to T-Mobile USA an additional $2.0 billion incremental term loan commitment. See Note 14 – Subsequent Events for further information.

In December 2016, T-Mobile USA also entered into a $2.5 billion revolving credit facility with Deutsche Telekom which comprised of (i) a three-year $1.0 billion senior unsecured revolving credit agreement and (ii) a three-year $1.5 billion senior secured revolving credit agreement. As of December 31, 2016, there were no outstanding borrowings under the revolving credit facility. See Note 7 – Debt for further information.

Contingencies and Litigation

We are involved in various lawsuits, claims, government agency investigations and enforcement actions, and other proceedings (“Litigation Matters”) that arise in the ordinary course of business, which include numerous court actions alleging that we are infringing various patents. Virtually all of the patent infringement cases are brought by non-practicing entities and effectively seek only monetary damages, although they occasionally seek injunctive relief as well. The Litigation Matters described above have progressed to various stages and some of them may proceed to trial, arbitration, hearing or other adjudication that could include an award of monetary or injunctive relief in the coming 12 months, if they are not otherwise resolved. We have established an accrual with respect to certain of these matters, where appropriate, which is reflected in the consolidated financial statements but that we do not consider, individually or in the aggregate, material. An accrual is established when we believe it is both probable that a loss has been incurred and an amount can be reasonably estimated. For other matters, where we have not determined that a loss is probable or because the amount of loss cannot be reasonably estimated, we have not recorded an accrual due to various factors typical in contested proceedings, including but not limited to: uncertainty concerning legal theories and their resolution by courts or regulators; uncertain damage theories and demands; and a less than fully developed factual record. While we do not expect that the ultimate resolution of these proceedings, individually or in the aggregate will have a material adverse effect on our financial position, an unfavorable outcome of some or all of these proceedings could have a material adverse impact on results of operations or cash flows for a particular period. This assessment is based on our current understanding of relevant facts and circumstances. As such, our view of these matters is subject to inherent uncertainties and may change in the future.

Note 13 – Additional Financial Information

Supplemental Consolidated Balance Sheets Information

Allowances and Imputed Discount

The following table summarizes the changes in allowances and unamortized imputed discount related to our current accounts receivables and EIP receivables:

(in millions)	2016	2015	2014
Allowances, beginning of year	$264	$199	$169
Bad debt expense	477	547	444
Write-offs, net of recoveries	(518)	(482)	(414)

Allowances, end of year	$223	$264	$199

Imputed discount, beginning of year	$159	$271	$212
Additions	362	310	380
Amortization	(248)	(414)	(355)
Cancellations and other	(47)	(78)	(92)
Impacts from sales of EIP receivables	(152)	(55)	—
Transfer from long-term	100	125	126

Imputed discount, end of year	$174	$159	$271

The following table summarizes the changes in unamortized imputed discount related to our long-term EIP receivables:

(in millions)	2016	2015	2014
Imputed discount, beginning of year	$26	$61	$64
Additions	134	111	141
Cancellations and other	(15)	(13)	(18)
Impacts from sales of EIP receivables	(24)	(8)	—
Transfer to current	(100)	(125)	(126)

Imputed discount, end of year	$21	$26	$61

See Note 3 – Sales of Certain Receivables on sales of EIP receivables and Note 2 – Equipment Installment Plan Receivables on EIP receivables and related unamortized imputed discount and allowance for credit losses for further information.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are summarized as follows:

(in millions)	December 31, 2016	December 31, 2015
Accounts payable	$5,163	$6,137
Payroll and related benefits	559	521
Property and other taxes, including payroll	525	494
Interest	423	371
Commissions	159	190
Network decommissioning	101	117
Toll and interconnect	85	68
Advertising	44	77
Other	93	109

Accounts payable and accrued liabilities	$7,152	$8,084

Book overdrafts included in accounts payable and accrued liabilities were $356 million and $501 million as of December 31, 2016 and 2015, respectively.

Other

In June 2016, we made a refundable deposit of $2.2 billion to a third party in connection with a potential asset purchase. The deposit is included in Asset purchase deposit in our Consolidated Balance Sheets.

During the quarter ended and subsequent to September 30, 2016, a handset Original Equipment Manufacturer (“OEM”) announced recalls on certain of its smartphone devices. As a result, we recorded no revenue associated with the device sales to customers and impaired the devices to their net realizable value. The OEM has agreed to reimburse T-Mobile, as such, we have recorded an amount due from the OEM as an offset to the loss recorded in Cost of equipment sales in our Consolidated Statements of Comprehensive Income and a reduction to Accounts payable and accrued liabilities in our Consolidated Balance Sheets.

Supplemental Consolidated Statements of Comprehensive Income Information

Related Party Transactions

We have related party transactions associated with Deutsche Telekom or its affiliates in the ordinary course of business, which are included in the consolidated financial statements.

The following table summarizes the impact of significant transactions with Deutsche Telekom or its affiliates included in operating expenses in the Consolidated Statements of Comprehensive Income:

	Year Ended December 31,
(in millions)	2016	2015	2014
Discount related to roaming expenses	$(15)	$(21)	$(61)
Fees incurred for use of the T-Mobile brand	74	65	60
Expenses for telecommunications and IT services	25	23	24
International long distance agreement	60	—	—

We have an agreement with Deutsche Telekom for the reimbursement of certain administrative expenses, which were $11 million and $2 million for the years ended December 31, 2016 and 2015, respectively. There were no reimbursements for the year ended December 31, 2014.

Supplemental Consolidated Statement of Stockholders’ Equity Information

Preferred Stock

In 2014, we completed a public offering of 20 million shares of mandatory convertible preferred stock for net proceeds of $982 million. Dividends on the preferred stock are payable on a cumulative basis when and if declared by our board of directors at an annual rate of 5.5%. The dividends may be paid in cash, shares of common stock, subject to certain limitations, or any combination of cash and shares of common stock.

Unless converted earlier, each share of preferred stock will convert automatically on December 15, 2017 into between 1.6119 and 1.9342 shares of common stock, subject to customary anti-dilution adjustments, depending on the applicable market value of the common stock. At any time, the preferred shares may be converted, in whole or in part, at the minimum conversion rate of 1.6119 shares of common stock, except during a fundamental change conversion period. In addition, holders may be entitled to shares based on the amount of accumulated and unpaid dividends. If certain fundamental changes involving the Company occur, the preferred stock may be converted into common shares at the applicable conversion rate, subject to certain anti- dilution adjustments, and holders will also be entitled to a make-whole amount. The preferred stock ranks senior with respect to liquidation preference and dividend rights to common stock. In the event of any voluntary or involuntary liquidation, winding-up or dissolution of the Company, each holder of preferred stock will be entitled to receive a liquidation preference in the amount of $50 per share, plus an amount equal to accumulated and unpaid dividends, after satisfaction of liabilities to our creditors and before any distribution or payment is made to any holders of common stock. The preferred stock is not redeemable.

Note 14 – Subsequent Events

In January 2017, we delivered a notice of redemption on $1.0 billion aggregate principal amount of our 6.625% Senior Notes due 2020. The notes were redeemed on February 10, 2017 at a redemption price equal to 102.208% of the principal amount of the notes (plus accrued and unpaid interest thereon).

In January 2017, T-Mobile USA borrowed $4.0 billion under a secured term loan facility (“Incremental Term Loan Facility”) with Deutsche Telekom to refinance $1.98 billion of outstanding secured term loans under its Term Loan Credit Agreement dated November 9, 2015, with the remaining net proceeds from the transaction intended to be used to redeem callable high yield debt. The loans under the Incremental Term Loan Facility were drawn in two tranches on January 31, 2017 (i) $2.0 billion of which will bear interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.00% and will mature on November 9, 2022 and (ii) $2.0 billion of which will bear interest at a rate equal to a per annum rate of LIBOR plus a margin of 2.25% and will mature on January 31, 2024. The Incremental Term Loan Facility increases Deutsche Telekom’s incremental term loan commitment provided to T-Mobile USA under that certain First Incremental Facility Amendment dated as of December 29, 2016 from $660 million to $2.0 billion and provides to T-Mobile USA an additional $2.0 billion incremental term loan commitment.

In February 2017, we delivered a notice of redemption on $500 million aggregate principal amount of our 5.250% Senior Notes due 2018. The notes will be redeemed on March 6, 2017 at a redemption price equal to 101.313% of the principal amount of the notes (plus accrued and unpaid interest thereon).

Note 15 – Guarantor Financial Information

Pursuant to the applicable indentures and supplemental indentures, the long-term debt to affiliates and third parties, excluding Senior Secured Term Loans and capital leases, issued by T-Mobile USA (“Issuer”) is fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by T-Mobile (“Parent”) and certain of the Issuer’s 100% owned subsidiaries (“Guarantor Subsidiaries”).

In April 2016, T-Mobile USA and certain of its affiliates, as guarantors, issued $1.0 billion of public 6.000% Senior Notes due 2024.

The guarantees of the Guarantor Subsidiaries are subject to release in limited circumstances only upon the occurrence of certain customary conditions. The indentures governing the long-term debt contain covenants that, among other things, limit the ability of the Issuer and the Guarantor Subsidiaries to: incur more debt; pay dividends and make distributions; make certain investments; repurchase stock; create liens or other encumbrances; enter into transactions with affiliates; enter into transactions that restrict dividends or distributions from subsidiaries; and merge, consolidate, or sell, or otherwise dispose of, substantially all of their assets. Certain provisions of each of the indentures and the supplemental indentures relating to the long-term debt restrict the ability of the Issuer to loan funds or make payments to Parent. However, the Issuer and Guarantor Subsidiaries are allowed to make certain permitted payments to the Parent under the terms of the indentures and the supplemental indentures.

Presented below is the condensed consolidating financial information as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014.

Condensed Consolidating Balance Sheet Information

December 31, 2016

(in millions)	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Assets
Current assets
Cash and cash equivalents	$358	$2,733	$2,342	$67	$—	$5,500
Accounts receivable, net	—	—	1,675	221	—	1,896
Equipment installment plan receivables, net	—	—	1,930	—	—	1,930
Accounts receivable from affiliates	—	—	40	—	—	40
Inventories	—	—	1,111	—	—	1,111
Asset purchase deposit	—	—	2,203	—	—	2,203
Other current assets	—	—	972	565	—	1,537

Total current assets	358	2,733	10,273	853	—	14,217

Property and equipment, net (1)	—	—	20,568	375	—	20,943
Goodwill	—	—	1,683	—	—	1,683
Spectrum licenses	—	—	27,014	—	—	27,014
Other intangible assets, net	—	—	376	—	—	376
Investments in subsidiaries, net	17,682	35,095	—	—	(52,777)	—
Intercompany receivables	196	6,826	—	—	(7,022)	—
Equipment installment plan receivables due after one year, net	—	—	984	—	—	984
Other assets	—	7	600	262	(195)	674

Total assets	$18,236	$44,661	$61,498	$1,490	$(59,994)	$65,891

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$—	$423	$6,474	$255	$—	$7,152
Payables to affiliates	—	79	46	—	—	125
Short-term debt	—	20	334	—	—	354
Deferred revenue	—	—	986	—	—	986
Other current liabilities	—	—	258	147	—	405

Total current liabilities	—	522	8,098	402	—	9,022

Long-term debt	—	20,741	1,091	—	—	21,832
Long-term debt to affiliates	—	5,600	—	—	—	5,600
Tower obligations (1)	—	—	400	2,221	—	2,621
Deferred tax liabilities	—	—	5,133	—	(195)	4,938
Deferred rent expense	—	—	2,616	—	—	2,616
Negative carrying value of subsidiaries, net	—	—	568	—	(568)	—
Intercompany payables	—	—	6,785	237	(7,022)	—
Other long-term liabilities	—	116	906	4	—	1,026

Total long-term liabilities	—	26,457	17,499	2,462	(7,785)	38,633

Total stockholders’ equity (deficit)	18,236	17,682	35,901	(1,374)	(52,209)	18,236

Total liabilities and stockholders’ equity	$18,236	$44,661	$61,498	$1,490	$(59,994)	$65,891

(1)	Assets and liabilities for Non-Guarantor Subsidiaries are primarily included in VIEs related to the 2012 Tower Transaction. See Note 8 – Tower Obligations for further information.

Condensed Consolidating Balance Sheet Information

December 31, 2015

(in millions)	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Assets
Current assets
Cash and cash equivalents	$378	$1,767	$2,364	$73	$—	$4,582
Short-term investments	—	1,999	999	—	—	2,998
Accounts receivable, net	—	—	1,574	214	—	1,788
Equipment installment plan receivables, net	—	—	2,378	—	—	2,378
Accounts receivable from affiliates	—	—	36	—	—	36
Inventories	—	—	1,295	—	—	1,295
Other current assets	—	—	1,413	400	—	1,813

Total current assets	378	3,766	10,059	687	—	14,890

Property and equipment, net (1)	—	—	19,546	454	—	20,000
Goodwill	—	—	1,683	—	—	1,683
Spectrum licenses	—	—	23,955	—	—	23,955
Other intangible assets, net	—	—	594	—	—	594
Investments in subsidiaries, net	16,184	32,280	—	—	(48,464)	—
Intercompany receivables	—	6,130	—	—	(6,130)	—
Equipment installment plan receivables due after one year, net	—	—	847	—	—	847
Other assets	—	5	387	219	(167)	444

Total assets	$16,562	$42,181	$57,071	$1,360	$(54,761)	$62,413

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$—	$368	$7,496	$220	$—	$8,084
Payables to affiliates	—	70	65	—	—	135
Short-term debt	—	20	162	—	—	182
Deferred revenue	—	—	717	—	—	717
Other current liabilities	—	—	327	83	—	410

Total current liabilities	—	458	8,767	303	—	9,528

Long-term debt	—	19,797	664	—	—	20,461
Long-term debt to affiliates	—	5,600	—	—	—	5,600
Tower obligations (1)	—	—	411	2,247	—	2,658
Deferred tax liabilities	—	—	4,228	—	(167)	4,061
Deferred rent expense	—	—	2,481	—	—	2,481
Negative carrying value of subsidiaries, net	—	—	628	—	(628)	—
Intercompany payables	5	—	5,959	166	(6,130)	—
Other long-term liabilities	—	142	922	3	—	1,067

Total long-term liabilities	5	25,539	15,293	2,416	(6,925)	36,328

Total stockholders’ equity (deficit)	16,557	16,184	33,011	(1,359)	(47,836)	16,557

Total liabilities and stockholders’ equity	$16,562	$42,181	$57,071	$1,360	$(54,761)	$62,413

(1)	Assets and liabilities for Non-Guarantor Subsidiaries are primarily included in VIEs related to the 2012 Tower Transaction. See Note 8 – Tower Obligations for further information.

Condensed Consolidating Statement of Comprehensive Income Information

Year Ended December 31, 2016

(in millions)	Parent	Issuer	Guarantor Subsidiaries (As adjusted - See Note 1)		Non- Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated (As adjusted - See Note 1)
Revenues
Service revenues	$—	$—	$26,613		$2,023	$(792)	$27,844
Equipment revenues	—	—	9,145		—	(418)	8,727
Other revenues	—	3	739	(1)	195	(18)	919

Total revenues	—	3	36,497	(1)	2,218	(1,228)	37,490

Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	—	—	5,707		24	—	5,731
Cost of equipment sales	—	—	10,209		1,027	(417)	10,819
Selling, general and administrative	—	—	11,321		868	(811)	11,378
Depreciation and amortization	—	—	6,165		78	—	6,243
Cost of MetroPCS business combination	—	—	104		—	—	104
Gains on disposal of spectrum licenses	—	—	(835)		—	—	(835)

Total operating expenses	—	—	32,671		1,997	(1,228)	33,440

Operating income	—	3	3,826	(1)	221	—	4,050

Other income (expense)
Interest expense	—	(1,147)	(82)		(189)	—	(1,418)
Interest expense to affiliates	—	(312)	—		—	—	(312)
Interest income (expense)	—	31	(18	)(1)	—	—	13
Other income (expense), net	—	2	(8)		—	—	(6)

Total other income (expense), net	—	(1,426)	(108	)(1)	(189)	—	(1,723)

Income (loss) before income taxes	—	(1,423)	3,718		32	—	2,327
Income tax expense	—	—	(857)		(10)	—	(867)
Earnings (loss) of subsidiaries	1,460	2,883	(17)		—	(4,326)	—

Net income	1,460	1,460	2,844		22	(4,326)	1,460
Dividends on preferred stock	(55)	—	—		—	—	(55)

Net income attributable to common stockholders	$1,405	$1,460	$2,844		$22	$(4,326)	$1,405

Net Income	$1,460	$1,460	$2,844		$22	$(4,326)	$1,460
Other comprehensive income, net of tax
Other comprehensive income, net of tax	2	2	2		2	(6)	2

Total comprehensive income	$1,462	$1,462	$2,846		$24	$(4,332)	$1,462

(1)	The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See Note 1 - Summary of Significant Accounting Policies for further detail.

Condensed Consolidating Statement of Comprehensive Income Information

Year Ended December 31, 2015

(in millions)	Parent	Issuer	Guarantor Subsidiaries (As adjusted - See Note 1)		Non- Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated (As adjusted - See Note 1)
Revenues
Service revenues	$—	$—	$23,748		$1,669	$(596)	$24,821
Equipment revenues	—	—	7,148		—	(430)	6,718
Other revenues	—	1	770	(1)	171	(14)	928

Total revenues	—	1	31,666	(1)	1,840	(1,040)	32,467

Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	—	—	5,530		24	—	5,554
Cost of equipment sales	—	—	9,055		720	(431)	9,344
Selling, general and administrative	—	—	10,065		733	(609)	10,189
Depreciation and amortization	—	—	4,605		83	—	4,688
Cost of MetroPCS business combination	—	—	376		—	—	376
Gains on disposal of spectrum licenses	—	—	(163)		—	—	(163)

Total operating expenses	—	—	29,468		1,560	(1,040)	29,988

Operating income	—	1	2,198	(1)	280	—	2,479

Other income (expense)
Interest expense	—	(847)	(50)		(188)	—	(1,085)
Interest expense to affiliates	—	(411)	—		—	—	(411)
Interest income	—	2	4	(1)	—	—	6
Other expense, net	—	(10)	—		(1)	—	(11)

Total other income (expense), net	—	(1,266)	(46	)(1)	(189)	—	(1,501)

Income (loss) before income taxes	—	(1,265)	2,152		91	—	978
Income tax expense	—	—	(214)		(31)	—	(245)
Earnings (loss) of subsidiaries	733	1,998	(48)		—	(2,683)	—

Net income	733	733	1,890		60	(2,683)	733
Dividends on preferred stock	(55)	—	—		—	—	(55)

Net income attributable to common stockholders	$678	$733	$1,890		$60	$(2,683)	$678

Net income	$733	$733	$1,890		$60	$(2,683)	$733
Other comprehensive loss, net of tax
Other comprehensive loss, net of tax	(2)	(2)	(2)		—	4	(2)

Total comprehensive income	$731	$731	$1,888		$60	$(2,679)	$731

(1)	The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See Note 1 - Summary of Significant Accounting Policies for further detail.

Condensed Consolidating Statement of Comprehensive Income Information

Year Ended December 31, 2014

(in millions)	Parent	Issuer	Guarantor Subsidiaries (As adjusted - See Note 1)		Non- Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated (As adjusted - See Note 1)
Revenues
Service revenues	$—	$—	$21,483		$1,302	$(410)	$22,375
Equipment revenues	—	—	7,319		—	(530)	6,789
Other revenues	—	—	626	(1)	140	(10)	756

Total revenues	—	—	29,428	(1)	1,442	(950)	29,920

Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	—	—	5,767		21	—	5,788
Cost of equipment sales	—	—	9,491		702	(572)	9,621
Selling, general and administrative	—	—	8,723		518	(378)	8,863
Depreciation and amortization	—	—	4,330		82	—	4,412
Cost of MetroPCS business combination	—	—	299		—	—	299
Gains on disposal of spectrum licenses	—	—	(840)		—	—	(840)
Other, net	—	—	5		—	—	5

Total operating expenses	—	—	27,775	(1)	1,323	(950)	28,148

Operating income	—	—	1,653		119	—	1,772

Other income (expense)
Interest expense	—	(838)	(55)		(180)	—	(1,073)
Interest expense to affiliates	—	(278)	—		—	—	(278)
Interest income	—	—	3	(1)	—	—	3
Other income (expense), net	—	(15)	4		—	—	(11)

Total other income (expense), net	—	(1,131)	(48	)(1)	(180)	—	(1,359)

Income (loss) before income taxes	—	(1,131)	1,605		(61)	—	413
Income tax (expense) benefit	—	—	(189)		23	—	(166)
Earnings (loss) of subsidiaries	247	1,278	(54)		—	(1,471)	—

Net income (loss)	$247	$147	$1,362		$(38)	$(1,471)	$247
Other comprehensive loss, net of tax
Other comprehensive loss, net of tax	(2)	(2)	(2)		—	4	(2)

Total comprehensive income (loss)	$245	$145	$1,360		$(38)	$(1,467)	$245

(1)	The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See Note 1 - Summary of Significant Accounting Policies for further detail.

Condensed Consolidating Statement of Cash Flows Information

Year Ended December 31, 2016

(in millions)	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Operating activities
Net cash provided by (used in) operating activities	$6	$(2,031)	$8,166	$104	$(110)	$6,135

Investing activities
Purchases of property and equipment	—	—	(4,702)	—	—	(4,702)
Purchases of spectrum licenses and other intangible assets, including deposits	—	—	(3,968)	—	—	(3,968)
Sales of short-term investments	—	2,000	998	—	—	2,998
Other, net	—	—	(8)	—	—	(8)

Net cash provided by (used in) investing activities	—	2,000	(7,680)	—	—	(5,680)

Financing activities
Proceeds from issuance of long-term debt	—	997	—	—	—	997
Repayments of capital lease obligations	—	—	(205)	—	—	(205)
Repayments of short-term debt for purchases of inventory, property and equipment, net	—	—	(150)	—	—	(150)
Repayments of long-term debt	—	—	(20)	—	—	(20)
Proceeds from exercise of stock options	29	—	—	—	—	29
Tax withholdings on share-based awards	—	—	(121)	—	—	(121)
Intercompany dividend paid	—	—	—	(110)	110	—
Dividends on preferred stock	(55)	—	—	—	—	(55)
Other, net	—	—	(12)	—	—	(12)

Net cash (used in) provided by financing activities	(26)	997	(508)	(110)	110	463

Change in cash and cash equivalents	(20)	966	(22)	(6)	—	918
Cash and cash equivalents
Beginning of period	378	1,767	2,364	73	—	4,582

End of period	$358	$2,733	$2,342	$67	$—	$5,500

Condensed Consolidating Statement of Cash Flows Information

Year Ended December 31, 2015

(in millions)	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Operating activities
Net cash provided by (used in) operating activities	$(1)	$(4,504)	$9,940	$154	$(175)	$5,414

Investing activities
Purchases of property and equipment	—	—	(4,724)	—	—	(4,724)
Purchases of spectrum licenses and other intangible assets, including deposits	—	—	(1,935)	—	—	(1,935)
Purchases of short-term investments	—	(1,999)	(998)	—	—	(2,997)
Investment in subsidiaries	(1,905)	—	—	—	1,905	—
Other, net	—	—	96	—	—	96

Net cash used in investing activities	(1,905)	(1,999)	(7,561)	—	1,905	(9,560)

Financing activities
Proceeds from capital contribution	—	1,905	—	—	(1,905)	—
Proceeds from issuance of long-term debt	—	3,979	—	—	—	3,979
Proceeds from tower obligations	—	140	—	—	—	140
Repayments of capital lease obligations	—	—	(57)	—	—	(57)
Repayments of short-term debt for purchases of inventory, property and equipment, net	—	—	(564)	—	—	(564)
Proceeds from exercise of stock options	47	—	—	—	—	47
Intercompany dividend paid	—	—	—	(175)	175	—
Tax withholdings on share-based awards	—	—	(156)	—	—	(156)
Dividends on preferred stock	(41)	—	(14)	—	—	(55)
Other, net	—	—	79	—	—	79

Net cash provided by (used in) financing activities	6	6,024	(712)	(175)	(1,730)	3,413

Change in cash and cash equivalents	(1,900)	(479)	1,667	(21)	—	(733)
Cash and cash equivalents
Beginning of period	2,278	2,246	697	94	—	5,315

End of period	$378	$1,767	$2,364	$73	$—	$4,582

Condensed Consolidating Statement of Cash Flows Information

Year Ended December 31, 2014

(in millions)	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating and Eliminating Adjustments	Consolidated
Operating activities
Net cash provided by (used in) operating activities	$9	$(5,145)	$9,364	$18	$(100)	$4,146

Investing activities
Purchases of property and equipment	—	—	(4,317)	—	—	(4,317)
Purchases of spectrum licenses and other intangible assets, including deposits	—	—	(2,900)	—	—	(2,900)
Investment in subsidiaries	(1,700)	—	—	—	1,700	—
Other, net	—	—	(29)	—	—	(29)

Net cash used in investing activities	(1,700)	—	(7,246)	—	1,700	(7,246)

Financing activities
Proceeds from capital contribution	—	1,700	—	—	(1,700)	—
Proceeds from issuance of long-term debt	—	2,993	—	—	—	2,993
Repayments of capital lease obligations	—	—	(19)	—	—	(19)
Repayments of short-term debt for purchases of inventory, property and equipment, net	—	—	(418)	—	—	(418)
Repayments of long-term debt	—	—	(1,000)	—	—	(1,000)
Proceeds from exercise of stock options	27	—	—	—	—	27
Proceeds from issuance of preferred stock	982	—	—	—	—	982
Intercompany dividend paid	—	—	—	(100)	100	—
Tax withholdings on share-based awards	—	—	(73)	—	—	(73)
Other, net	—	—	32	—	—	32

Net cash provided by (used in) financing activities	1,009	4,693	(1,478)	(100)	(1,600)	2,524

Change in cash and cash equivalents	(682)	(452)	640	(82)	—	(576)
Cash and cash equivalents
Beginning of period	2,960	2,698	57	176	—	5,891

End of period	$2,278	$2,246	$697	$94	$—	$5,315

Supplementary Data

Quarterly Financial Information (Unaudited)

(in millions, except shares and per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2016
Total revenues (1)	$8,664	$9,287	$9,305	$10,234	$37,490
Operating income (1)	1,168	833	1,048	1,001	4,050
Net income	479	225	366	390	1,460
Dividends on preferred stock	(14)	(14)	(13)	(14)	(55)
Net income attributable to common stockholders	465	211	353	376	1,405
Earnings per share
Basic	$0.57	$0.26	$0.43	$0.46	$1.71
Diluted	$0.56	$0.25	$0.42	$0.45	$1.69
Weighted average shares outstanding
Basic	819,431,761	822,434,490	822,998,697	824,982,734	822,470,275
Diluted	859,382,827	829,752,956	832,257,819	867,262,400	833,054,545
Net income includes:
Cost of MetroPCS business combination	$36	$59	$15	$(6)	$104
Gains on disposal of spectrum licenses	(636)	—	(199)	—	(835)
2015
Total revenues (1)	$7,887	$8,292	$7,957	$8,331	$32,467
Operating income (1)	226	710	621	922	2,479
Net income (loss)	(63)	361	138	297	733
Dividends on preferred stock	(14)	(14)	(13)	(14)	(55)
Net income (loss) attributable to common stockholders	(77)	347	125	283	678
Earnings (loss) per share
Basic	$(0.09)	$0.43	$0.15	$0.35	$0.83
Diluted	$(0.09)	$0.42	$0.15	$0.34	$0.82
Weighted average shares outstanding
Basic	808,605,526	811,605,031	815,069,272	816,585,782	812,994,028
Diluted	808,605,526	821,122,537	822,017,220	824,716,119	822,617,938
Net income (loss) includes:
Cost of MetroPCS business combination	$128	$34	$193	$21	$376
Gains on disposal of spectrum licenses	—	(23)	(1)	(139)	(163)

(1)	The amortized imputed discount on EIP receivables previously recognized as Interest income has been retrospectively reclassified as Other revenues. See Note 1 - Summary of Significant Accounting Policies of the Notes to the Consolidated Financial Statements for further detail. We have presented the effect on each quarter of 2016 and 2015 in the table below:

(in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2016	$65	$65	$59	$59	$248
2015	$109	$113	$108	$84	$414

Earnings (loss) per share is computed independently for each quarter and the sum of the quarters may not equal earnings (loss) per share for the full year.